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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Level 3 Communications, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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LEVEL 3 COMMUNICATIONS, INC.
1025 Eldorado Boulevard
Broomfield, CO 80021

April     , 2009

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Level 3 Communications, Inc. ("Level 3") to be held at 8:00 a.m. on May 19, 2009, at the Level 3 Communications Headquarters, 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

        At the Annual Meeting, you will be asked to consider and act upon the following matters:

  •
  the reelection to our Board of Directors of 13 directors, each for a one-year term until the 2010 Annual Meeting of Stockholders or until their successor have been elected and qualified; and

  •
  the approval of the grant to our Board of Directors of discretionary authority to amend our restated certificate of incorporation to effect a reverse stock split at one of four ratios; and

  •
  the approval of an amendment to our restated certificate of incorporation increasing the number of authorized shares of our common stock, par value $.01 per share, by 250 million from 2.25 billion to 2.5 billion; and

  •
  the transaction of such other business as may properly come before the Annual Meeting.

        Our Board of Directors recommends that you reelect the 13 nominees for director, each for a one-year term until the 2010 Annual Meeting of Stockholders, approve the proposed granting to our Board of Directors of discretionary authority to amend our restated certificate of incorporation to effect a reverse stock split, and approve the amendment of our restated certificate of incorporation to increase the number of authorized shares of our common stock, par value $.01 per share by 250 million from 2.25 billion to 2.5 billion. See "REELECTION OF DIRECTORS PROPOSAL," "REVERSE STOCK SPLIT PROPOSAL" and "COMMON STOCK PROPOSAL."

        Following the completion of the formal business portion of the Annual Meeting, members of our senior management will be making a presentation. We expect that this presentation will be followed by an open question and answer session with members of our senior management. We anticipate that the Annual Meeting will conclude at the end of the question and answer period but in any event promptly at 10:00 a.m.

        Information concerning the matters to be considered and voted upon at the Annual Meeting is contained in the attached Notice of Annual Meeting and Proxy Statement. It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. To ensure your representation at the Annual Meeting, if you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials that was previously mailed to you, or, if you requested or otherwise received printed copies of the proxy materials, you can also vote by mail, by telephone or on the Internet as instructed on the proxy card that you received. If you attend the Annual Meeting, you may vote in person even if you have previously returned a proxy card.

                      Sincerely,

                      Walter Scott, Jr.
                       Chairman of the Board

LEVEL 3 COMMUNICATIONS, INC.
1025 Eldorado Boulevard
Broomfield, CO 80021

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
To be held May 19, 2009

To the Stockholders of Level 3 Communications, Inc.:

        The 2009 Annual Meeting of Stockholders or any adjournment or postponement thereof (the "Annual Meeting") of Level 3 Communications, Inc., a Delaware corporation ("Level 3" or "our"), will be held at the Headquarters of Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021 at 8:00 a.m. on May 19, 2009, for the following purposes:

  1.
  To reelect all 13 directors of the Board of Directors of Level 3 each for a one-year term until the 2010 Annual Meeting of Stockholders or until their successors have been elected and qualified; and

  2.
  To approve the granting to the Level 3 Board of Directors of discretionary authority to amend our Restated Certificate of Incorporation to effect a reverse stock split at one of four ratios; and

  3.
  To approve an amendment to our Restated Certificate of Incorporation increasing the number of authorized shares of our common stock, par value $.01 per share, by 250 million from 2.25 billion to 2.5 billion; and

  4.
  To authorize the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on March 27, 2009 as the record date for the determination of the holders of our common stock entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only holders of record of Level 3 common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of May 9, 2009, ten days prior to the Annual Meeting, a list of stockholders entitled to notice of the Annual Meeting and that have the right to vote at the Annual Meeting will be available for inspection at the Level 3 offices located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

        The 13 nominees for director will be elected by a plurality of the votes cast by holders of Level 3 common stock present in person or by proxy and entitled to vote at the Annual Meeting.

        The proposal to grant to the Board of Directors discretionary authority to amend our Restated Certificate of Incorporation to effect a reverse stock split at one of four ratios requires the affirmative vote of a majority of the outstanding shares of our common stock. The proposal to adopt an amendment to our Restated Certificate of Incorporation increasing the number of authorized shares of our common stock, par value $.01 per share, by 250 million from 2.25 billion to 2.5 billion requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The proposal to authorize the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof requires the affirmative vote of a majority of the votes cast by holders of Level 3 common stock present in person or by proxy at the Annual Meeting.

i

        The matters to be considered at the Annual Meeting are more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, IF YOU DO NOT WISH TO VOTE IN PERSON OR IF YOU WILL NOT BE ATTENDING THE ANNUAL MEETING, YOU MAY VOTE BY PROXY. YOU CAN VOTE BY PROXY OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT WAS PREVIOUSLY MAILED TO YOU, OR, IF YOU REQUESTED OR OTHERWISE RECEIVED PRINTED COPIES OF THE PROXY MATERIALS, YOU CAN ALSO VOTE BY MAIL, BY TELEPHONE OR ON THE INTERNET AS INSTRUCTED ON THE PROXY CARD THAT YOU RECEIVED. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 19, 2009: The Level 3 Communications, Inc. Proxy Statement for the 2009 Annual Meeting of Stockholders and the 2008 Annual Report to Stockholders are available at http://www.ematerials.com/lvlt.

By Order of the Board of Directors

Dated: April , 2009	Walter Scott, Jr. Chairman of the Board

ii

LEVEL 3 COMMUNICATIONS, INC.
1025 Eldorado Boulevard
Broomfield, CO 80021

Proxy Statement
April     , 2009

2009 ANNUAL MEETING OF STOCKHOLDERS
May 19, 2009

        We are furnishing you this Proxy Statement in connection with the solicitation of proxies on behalf of the Board of Directors of Level 3 Communications, Inc. ("Level 3," the "company," "we," "us," or "our") to be voted at the Annual Meeting of Stockholders to be held on May 19, 2009, or any adjournment or postponements thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting, the accompanying Proxy and the Annual Report to Stockholders are first being mailed or made available to Stockholders on or about April     , 2009. We sometimes refer to our Board of Directors as the "Board" and to this document as the "Proxy Statement."

BACKGROUND INFORMATION

Why am I receiving these materials?

        Our Board of Directors has made these materials available to you in connection with the Board's solicitation of proxies for use at the Annual Meeting, which will take place on May 19, 2009. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What is included in these materials?

        These materials include:

  •
  Our Proxy Statement for the Annual Meeting; and

  •
  Our 2008 Annual Report to Stockholders, which includes our audited consolidated financial statements.

        If you received printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting. These materials can also be viewed online at www.ematerials.com/lvlt.

Will senior management be making a presentation at the Annual Meeting?

        Yes, following the completion of the formal business portion of the Annual Meeting, members of our senior management will be making a presentation. We expect that this presentation will be followed by an open question and answer session with members of our senior management. We anticipate that the Annual Meeting will conclude at the end of the question and answer period but in any event promptly at 10:00 a.m.

 What items will be voted on at the Annual Meeting?

        There are four items that will be voted on at the Annual Meeting:

  1.
  To reelect all 13 directors of the Board of Directors of Level 3 each for a one-year term until the 2010 Annual Meeting of Stockholders or until their successors have been elected and qualified; and

  2.
  To approve the granting to the Level 3 Board of Directors of discretionary authority to amend our Restated Certificate of Incorporation to effect a reverse stock split at one of four ratios; and

  3.
  To approve an amendment to our Restated Certificate of Incorporation increasing the number of authorized shares of our common stock, par value $.01 per share, by 250 million from 2.25 billion to 2.5 billion; and

  4.
  To authorize the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

What are our Board of Directors' voting recommendations?

        Our Board of Directors recommends that you reelect the 13 nominees for director, each for a one-year term until the 2010 Annual Meeting of Stockholders, that you vote for the approval of the proposed granting to our Board of Directors of discretionary authority to amend our Restated Certificate of Incorporation to effect a reverse stock split and that you vote for the approval of the amendment of our Restated Certificate of Incorporation increasing the number of authorized shares of our common stock, par value $.01 per share, by 250 million from 2.25 billion to 2.5 billion. See "REELECTION OF DIRECTORS PROPOSAL," "REVERSE STOCK SPLIT PROPOSAL," and "COMMON STOCK PROPOSAL."

Where are Level 3's principal executive offices located, and what is Level 3's main telephone number?

        Level 3's principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021. Our main telephone number is (720) 888-1000.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        Pursuant to the rules adopted by the Securities and Exchange Commission (the "SEC"), we are required to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

        The Notice will provide you with instructions regarding how to:

  •
  View our proxy materials for the Annual Meeting on the Internet; and

  •
  Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and is more environmentally friendly. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

        If you owned our common stock at the close of business on March 27, 2009 (the "Record Date"), then you may attend and vote at the meeting. At the close of business on the Record Date, we had XXXXXX shares of common stock issued and outstanding, all of which were entitled to one vote on the matters to be considered at the meeting.

What shares are represented by the proxy?

        If we delivered a proxy card to you, the proxy represents all the shares registered in your name with our transfer agent, Wells Fargo Shareowner Services. A proxy that is delivered by your broker, bank or other nominee represents the shares held by you in an account at that institution.

        If you are an employee who participates in the Level 3 Communications, Inc. 401(k) Plan, the proxy card that we delivered to you also will include the shares of our common stock that are attributable to the units that you hold in the Level 3 Stock Fund as part of the 401(k) Plan.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Level 3.

        Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

        A majority of Level 3's outstanding common stock on the Record Date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

  •
  Are present and vote in person at the meeting; or

  •
  Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I am a stockholder of record of Level 3's shares, how do I vote?

        If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

        If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail, by telephone or on the Internet.

 If I am a beneficial owner of shares held in street name, how do I vote?

        If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

        If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

What happens if I do not give specific voting instructions?

        Stockholders of Record.    If you are a stockholder of record and you:

  •
  Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

  •
  If you sign and return a proxy card without giving specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

        Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

How are the shares of our common stock that are attributable to the units held in the Level 3 Stock Fund that is a part of our 401(k) Plan voted?

        If you are an employee who participates in the Level 3 Communications, Inc. 401(k) Plan, the proxy card that we delivered to you will instruct the trustee of the plan how to vote the shares allocated to your 401(k) Plan account. If you do not return your proxy card (or you submit it with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account in proportion to the way the other 401(k) Plan participants vote their shares. Votes under the Level 3 Communications, Inc. 401(k) Plan receive the same confidentiality as all other votes.

How are abstentions treated?

        Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are not treated as votes cast affirmatively or negatively, and therefore do not have any effect on the outcome of a matter to be voted on at the Annual Meeting that requires an affirmative vote of a majority of the votes cast by holders of our common stock present in person or by proxy at the Annual Meeting. Abstentions only have an effect on the outcome of any matter being voted on at the Annual Meeting that requires the approval based on our total shares outstanding. Two of the proposals to be considered at the Annual Meeting require an affirmative vote based on the total shares outstanding. For each of those proposals, an abstention is equivalent to a vote against the proposal.

What is the voting requirement to approve each of the proposals?

        The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of directors	The 13 nominees for director will be elected by a plurality of the votes cast by holders of our common stock present in person or by proxy and entitled to vote at the Annual Meeting.
Proposal 2—Granting to the Level 3 Board of Directors discretionary authority to amend our Restated Certificate of Incorporation to effect a reverse stock split at one of four ratios.	To be approved by our stockholders, this proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast in respect of all outstanding shares of our common stock.

Proposal 3—An amendment to our Restated Certificate of Incorporation increasing the number of authorized shares of our common stock, par value $.01 per share, by 250 million from 2.25 billion to 2.5 billion.	To be approved by our stockholders, this proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast in respect of all outstanding shares of our common stock.
Proposal 4—The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
To be approved by our stockholders, this proposal requires the affirmative vote of a majority of the votes cast by holders of our common stock present in person or by proxy and entitled to vote at the Annual Meeting.

Can I change my vote after I have voted?

        You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Other than as described here, there are no limitations on your ability to revoke or change your vote. If you hold your shares in street name, you should consult your broker for information regarding how to revoke or change your vote.

Is cumulative voting permitted for the election of directors?

        Our Restated Certificate of Incorporation and Amended and Restated By-laws do not permit you to cumulate your votes.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Level 3 or to third parties, except:

  •
  As necessary to meet applicable legal requirements;

  •
  To allow for the tabulation and certification of votes; and

  •
  To facilitate a successful proxy solicitation.

        Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board of Directors.

Who will tabulate the vote?

        Our transfer agent, Wells Fargo Shareowner Services, will tally the vote, which will be certified by an Inspector of Election who is a Level 3 employee.

Where can I find the voting results of the Annual Meeting?

        The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in our quarterly report on Form 10-Q for the quarter ending on June 30, 2009, which we expect to file with the U.S. Securities and Exchange Commission, or SEC, by August 10, 2009.

Am I entitled to appraisal rights?

        The Board has not proposed for consideration at the Annual Meeting any transaction for which the laws of the State of Delaware entitle stockholders to appraisal rights.

Who is paying for the cost of this proxy solicitation?

        Level 3 is paying the costs of the solicitation of proxies. We must pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

  •
  Forwarding the Notice to beneficial owners;

  •
  Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

  •
  Obtaining beneficial owners' voting instructions.

In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We will also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

What is householding of Proxy Materials?

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this proxy statement or the company's annual report may have been sent to multiple stockholders in your household. The company will promptly deliver a separate copy of either document to you if you write or call the company at the following address or phone number: Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021, (720) 888-1000. If you want to receive separate copies of the company's annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the company at the above address and phone number.

What is the deadline to propose actions for consideration at the 2010 Annual Meeting of Stockholders or to nominate individuals to serve as directors?

        You may submit proposals, including director nominations, for consideration at future annual meetings of stockholders.

        A stockholder who would like to have a proposal considered for inclusion in our 2010 Proxy Statement must submit the proposal so that it is received by us no later than December 10, 2009. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

        If a stockholder does not submit a proposal for inclusion in next year's proxy statement, but instead wishes to present it directly at the 2010 Annual Meeting of Stockholders, or the 2010 Annual Meeting, our By-laws require that the stockholder notify us in writing on or before March 20, 2010, but no earlier than February 18, 2010, for the proposal to be included in our proxy material relating to that meeting. Proposals received after March 20, 2010 will not be voted on at the 2010 Annual Meeting. In addition, such proposal must also include a brief description of the business to be brought before the 2010 Annual Meeting, the stockholder's name and record address, the number of shares of our common stock that are owned beneficially or of record by such stockholder, a description of any arrangements or understandings between the stockholder and any other person in connection with such proposal and any material interest of such stockholder in such proposal, and a representation that the stockholder intends to appear in person or by proxy at the 2010 Annual Meeting.

        If the stockholder wishes to nominate one or more persons for election as a director, such stockholder's notice must also state the information described below under the caption "REELECTION OF DIRECTORS PROPOSAL—Corporate Governance—Nominating and Governance Committee—Nominating Procedures."

        All proposals should be directed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

How can I communicate with the independent directors on Level 3's Board?

        If you wish to communicate directly with the Board, a committee of the Board or with an individual director, regarding matters related to Level 3, you should send the communication to:

    Level 3 Communications, Inc.
    Board of Directors [or committee name or
        director's name, as appropriate]
    1025 Eldorado Boulevard
    Broomfield, Colorado 80021

        We will forward all stockholder correspondence about Level 3 to the Board, committee or individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail and mass mailings, service complaints, service inquiries, new service suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

REELECTION OF DIRECTORS PROPOSAL

        At the Annual Meeting, the 13 directors that are standing for reelection will be reelected to hold office for a one-year term until the 2010 Annual Meeting, or until their successors have been elected and qualified. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will, in their discretion, vote for that nominee, if any, as may be recommended by the Board, or the Board may reduce the number of directors to eliminate the vacancy.

Information as to Nominees

        The respective ages, positions with Level 3, if any, business experience, directorships in other companies and Board committee memberships, of the nominees for election are set forth below. All information is presented as of March 14, 2009. Other than James Q. Crowe and Charles C. Miller, III, none of these directors is our employee.

        Walter Scott, Jr., 77, has been the Chairman of the Board of the company since September 1979, and a director of the company since April 1964. Mr. Scott has been Chairman Emeritus of Peter Kiewit Sons', Inc. ("PKS") since the split-off in 1998. Mr. Scott is also a director of PKS, Berkshire Hathaway Inc., MidAmerican Energy Holdings Company, and Valmont Industries, Inc.

        James Q. Crowe, 59, has been the Chief Executive Officer of the company since August 1997, and a director of the company since June 1993. Mr. Crowe was also President of the company from March 2008 until December 2008 and from October 1997 until July 2000. Mr. Crowe was President and Chief Executive Officer of MFS Communications Company, Inc. ("MFS") from June 1993 to June 1997. Mr. Crowe also served as Chairman of the Board of WorldCom, Inc. ("WorldCom") from January 1997 until July 1997, and as Chairman of the Board of MFS from 1992 through 1996.

        R. Douglas Bradbury, 58, has been a director of the company since February 19, 2009. Mr. Bradbury has been a private investor since 2003. Mr. Bradbury served as Vice Chairman of the company from 2000 to 2003 and as Executive Vice President and Chief Financial Officer of the company from 1997 to 2000. Mr. Bradbury was previously a member of the company's Board from 1997 to 2003. Prior to joining Level 3, Mr. Bradbury was Executive Vice President and Chief Financial Officer of MFS until its purchase by WorldCom in 1996. He currently serves on the board of directors of LodgeNet Interactive Corporation, a leading provider of media and connectivity solutions designed to meet the needs of hospitality, healthcare and other guest-based businesses.

        Douglas C. Eby, 49, has been a director of the company since August 2007. Mr. Eby has been chairman and CEO of TimePartners LLC, an investment advisory firm since 2004. Prior to that, from April 1997 until September 2007, Mr. Eby was President of Torray LLC, a registered investment advisory firm, having joined Torray LLC in 1992. Mr. Eby is also a member of the Board of Directors of Markel Corporation, a specialty insurance company, Realty Finance Corporation, a commercial real estate specialty finance company, and Suburban Healthcare System. Since July 2007, Mr. Eby is also a member of the board and was previously Chairman of the Boys and Girls Clubs of Greater Washington, D.C. Mr. Eby is a member of the Audit Committee.

        Admiral James O. Ellis, Jr., U.S. Navy (ret.), 61, has been a director of the company since March 2005. Since May 2005, Admiral Ellis became the president and chief executive officer of the Institute of Nuclear Power Operations or INPO, a nonprofit corporation established by the nuclear utility industry in 1979 to promote the highest levels of safety and reliability in the operation of nuclear electric generating plants. Admiral Ellis most recently served as Commander, U.S. Strategic Command in Omaha, Nebraska, before retiring in July 2004 after 35 years of service in the U.S. Navy, as Commander of the Strategic Command. In his Naval career, he held numerous commands. A graduate of the U.S. Naval Academy, he also holds M.S. degrees in Aerospace Engineering from the Georgia Institute of Technology and in Aeronautical Systems from the University of West Florida. He served as a Naval aviator and was a graduate of the U.S. Naval Test Pilot School. Admiral Ellis is also a member of the Board of Directors of Lockheed Martin Corporation, a global security company and Inmarsat PLC, an owner and operator of geostationary satellites from which a wide range of voice and high-speed data services are provided. Admiral Ellis is the Chairman of the Nominating and Governance committee.

        Richard R. Jaros, 57, has been a director of the company since June 1993 and served as President of the company from 1996 to 1997. Mr. Jaros has been a private investor for more than the past five years. Mr. Jaros served as Executive Vice President of the company from 1993 to 1996 and Chief Financial Officer of the company from 1995 to 1996. He also served as President and Chief Operating Officer of CalEnergy from 1992 to 1993. Mr. Jaros is the Chairman of the Compensation Committee.

        Robert E. Julian, 69, has been a director of the company since March 1998. Mr. Julian has been a private investor for more than the past five years. From 1992 to 1995 Mr. Julian served as Executive Vice President and Chief Financial Officer of the company. Mr. Julian is a member of the Audit Committee.

        Michael J. Mahoney, 58, has been a director of the company since August 2007. Mr. Mahoney has been a private investor since March 2007. From 2000 until March 2007, Mr. Mahoney was the president and chief executive officer of Commonwealth Telephone Enterprises. Prior to that, from 1997 until 2000, Mr. Mahoney was president and chief operating officer of RCN Corporation. Mr. Mahoney also served as president and chief operating officer of C-TEC Corporation from 1993 until 1997. Mr. Mahoney is a member of the Board of Trustees of Wilkes University. Mr. Mahoney is a member of the Compensation Committee.

        Charles C. Miller, III, 56, has been Vice Chairman and Executive Vice President of the company since February 2001. Mr. Miller has also been a director of the company since February 19, 2009. Mr. Miller was previously a director of the company from February 2001 until May 2004. Prior to joining the company, Mr. Miller was President of BellSouth International, a subsidiary of BellSouth Corporation from 1995 until December 2000. Prior to that, Mr. Miller held various senior level officer and management position at BellSouth from 1987 until 1995.

        Arun Netravali, 62, has been a director of the company since April 2003. Mr. Netravali is currently the managing partner of OmniCapital Group LLC, a venture capital firm since November 2004. Mr. Netravali was a private investor from April 2003 until November 2004. Prior to that, Mr. Netravali was Chief Scientist for Lucent Technologies, working with academic and investment communities to identify and implement important new networking technologies from January 2002 to April 2003. Prior to that position, Mr. Netravali was President of Bell Labs as well as Lucent's Chief Technology Officer and Chief Network Architect from June 1999 to January 2002. Bell Labs serves as the research and development organization for Lucent Technologies. Mr. Netravali is a director of LSI Corporation, a leading provider of innovative silicon, systems and software technologies. Mr. Netravali is a member of the Compensation Committee.

        John T. Reed, 65, has been a director of the company since March 2003. Mr. Reed has been a private investor since February 2005. Mr. Reed is also a director and Chairman of the Audit Committee of First National Nebraska, Inc. and a director and a member of the Audit, Nominating, Investment and Compensation committees of Investors Real Estate Trust, a real estate investment trust. Mr. Reed is also Chairman-Elect of Boys Town, located in Boys Town, Nebraska. Mr. Reed was Chairman of HMG Properties, the real estate investment banking joint venture of McCarthy Group, Inc. from 2000 until February 2005. Prior to that, he was Chairman of McCarthy & Co., the investment banking affiliate of McCarthy Group. Prior to joining McCarthy Group in 1997, Mr. Reed spent 32 years with Arthur Andersen LLP. Mr. Reed is the Chairman of the Audit Committee and a member of the Nominating and Governance Committee.

        Michael B. Yanney, 75, has been a director of the company since March 1998. He has served as Chairman of the Board of The Burlington Capital Group, LLC (formerly known as America First Companies L.L.C.) for more than the last five years. Mr. Yanney also served as President and Chief Executive Officer of The Burlington Capital Group, LLC. Mr. Yanney is a member of the Nominating and Governance Committee.

        Dr. Albert C. Yates, 67, has been a director of the company since March 2005. Dr. Yates retired after 13 years as president of Colorado State University in Fort Collins, Colorado in June 2003. He was also chancellor of the Colorado State University System until October 2003, and is a former member of the board of the Federal Reserve Board of Kansas City-Denver Branch and the board of directors of First Interstate Bank and Molson Coors Brewing Company. He currently serves as a director of Guaranty Bancorp, a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company, and StarTek, Inc., a leading provider of high value business process outsourcing services to the communications industry. Dr. Yates is a member of the Compensation Committee.

        Our Corporate Governance Guidelines provide that a director should not be nominated to a new term if he would be over age 73 at the time of the election, however, this limitation may be waived by the Board if the Board feels to do so would be in the interests of the company. Each of Messrs. Scott and Yanney are being nominated for reelection at the 2009 Annual Meeting as a director although Mr. Scott has already reached age 77 and Mr. Yanney has already reached age 75. Mr. Scott has been a Level 3 director since 1964 and Mr. Yanney has been a Level 3 director since 1998. Each has demonstrated tremendous energy and commitment to his Level 3 Board service. Messrs. Scott's and Yanney's knowledge and understanding of Level 3's business and their significant years of leadership for Level 3 are important to the Board in fulfilling its obligations to the stockholders. The Board has determined that it is in the interest of the company that each of Messrs. Scott and Yanney stand for reelection as a Level 3 director.

The Board unanimously recommends a vote FOR the nominees named above.

Corporate Governance

        We adopted Corporate Governance Guidelines that address the governance activities of the Board and include criteria for determining the independence of the members of our Board. These guidelines are in addition to the requirements of the Securities and Exchange Commission and The NASDAQ Stock Market. The Guidelines also include requirements for the standing committees of the Board, responsibilities for Board members and the annual evaluation of the Board's and its committees' effectiveness. The Corporate Governance Guidelines are available on our website at www.level3.com. At any time that these guidelines are not available on our website, we will provide a copy upon written request made to Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

        Although we include references to our website, any information that is included in our website is not part of this Proxy Statement.

  Independence

        The Board also evaluates the independence of each director in accordance with applicable laws and regulations and its Corporate Governance Guidelines. Based on the recommendation of our Nominating and Governance Committee, the Board has determined that the following directors are "independent" as required by applicable laws and regulations, by the listing standards of The NASDAQ Stock Market and by the Board's Corporate Governance Guidelines: R. Douglas Bradbury, Douglas C. Eby, Admiral James O. Ellis, Jr., Richard R. Jaros, Robert E. Julian, Michael J. Mahoney, Arun Netravali, John T. Reed, Walter Scott, Jr., Michael B. Yanney and Dr. Albert C. Yates. The Board has also concluded that the members of each of the Audit, Compensation and Nominating and Governance committees are "independent" in accordance with these same standards.

  Code of Ethics

        We adopted a code of ethics that complies with the standards mandated by the Sarbanes-Oxley Act of 2002. The complete code of ethics is available on our website at www.level3.com. At any time that the code of ethics is not available on our website, we will provide a copy upon written request made to Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021. Any information that is included in the Level 3 website is not part of this Proxy Statement. If we amend the code of ethics, or grant any waiver from a provision of the code of ethics that applies to our executive officers or directors, we will publicly disclose such amendment or waiver as required by applicable law, including by posting such amendment or waiver on our website at www.level3.com or by filing a Current Report on Form 8-K.

  Stockholder Communications with Directors

        A stockholder who wishes to communicate directly with the Board, a committee of the Board or with an individual director, regarding matters related to Level 3 should send the communication to:

  Level 3 Communications, Inc.
  Board of Directors [or committee name or
      director's name, as appropriate]
  1025 Eldorado Boulevard
  Broomfield, Colorado 80021

We will forward all stockholder correspondence about Level 3 to the Board, committee or individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail and mass mailings, service complaints, service inquiries, new service suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

  Board of Directors' Meetings

        The Board had a total of seven meetings in 2008. In 2008, no director attended less than 75% of the meetings of the Board and the meetings of the committees of which he was a member. In addition, the non-management directors met without any management directors or employees present four times during 2008. Mr. Scott, the Chairman of the Board, chairs these meetings.

        Although we do not have a formal policy, it is expected that our Board members will attend our annual meetings. All of our Board members attended our 2008 Annual Meeting of Stockholders, with the exception of Robert E. Julian.

  Section 16(a) Beneficial Ownership Reporting Compliance

        Except as described below, to our knowledge, no person that was a director, executive officer or beneficial owner of more than 10% of the outstanding shares of our common stock failed to timely file all reports required under Section 16(a) of the Securities Exchange Act of 1934. With respect to ten open market purchases of our 6% Convertible Subordinated Notes due 2010, our director, Robert E. Julian, did not timely file a Form 4 to report those transactions.

Audit Committee

        The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of our independent registered public accounting firm. The Audit Committee reviews the services provided by our independent registered public accounting firm, consults with the independent registered public accounting firm and reviews the need for internal auditing procedures and the adequacy of internal controls. The members of the Audit Committee are John T. Reed (Chairman), Douglas C. Eby and Robert E. Julian. In addition, Albert C. Yates was a member of the Audit Committee until August 2008, when he was replaced by Mr. Eby. The Board has determined that the members of the Audit Committee are independent within the meaning of the listing standards of The NASDAQ Stock Market. The Board has determined that Mr. Reed, Chairman of the Audit Committee, qualifies as a "financial expert" as defined by the SEC. In making the determination, the Board considered Mr. Reed's credentials and financial background and found that he was qualified to serve as the "financial expert." The Audit Committee met five times during 2008.

        The Audit Committee has chosen KPMG LLP as our registered independent public accounting firm for 2009. As part of its responsibilities, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants in order to assure the public accountant's independence. The Audit Committee has adopted a pre-approval process with respect to the provision of audit and non-audit services to be performed by KPMG LLP. This pre-approval process requires the Audit Committee to review and approve all audit services and permitted non-audit services to be performed by KPMG LLP. Pre-approval fee levels for all services to be provided by KPMG LLP are established annually by the Audit Committee. Audit services are subject to specific pre-approval while audit-related services, tax services and all other services may be granted pre-approvals within specified categories. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee. Additionally, the Audit Committee may delegate either type of pre-approval authority to one or more of its members. A report, for informational purposes only, of any pre-approval decisions made by a single member of the Audit Committee is made to the full Audit Committee on at least a quarterly basis. One hundred percent of the services that required pre-approval by the Audit Committee received that approval.

        One or more representatives of KPMG LLP will be present at the Annual Meeting. Although they will not make a statement at the meeting, they will be available to answer appropriate questions.

        The Audit Committee operates pursuant to a written charter. A copy of the Audit Committee's charter is available on our website at www.level3.com. A copy of the Audit Committee's 2008 Report is included as Annex 1.

Compensation Committee

        The Compensation Committee is responsible for overseeing our compensation strategy and policies to allow us to attract key employees and to determine that employees are rewarded appropriately for their contributions, that employees are motivated to achieve our objectives, that key employees are retained, and that such strategy and policies support our objectives, including the interests of our stockholders. The Compensation Committee also approves the salaries, bonuses and other compensation for all executive officers, and reviews and recommends to the full Board the compensation and benefits for non-employee directors. The members of the Compensation Committee are Richard R. Jaros (Chairman), Michael J. Mahoney, Arun Netravali and Dr. Albert C. Yates. In addition, Robert E. Julian was a member of the Compensation Committee until August 2008, when he was replaced by Mr. Mahoney and Dr. Yates. The Board has determined that the members of the Compensation Committee are independent within the meaning of the listing standards of The NASDAQ Stock Market. The Compensation Committee met five times in 2008.

        Additional information on the Compensation Committee's processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. In addition, the Compensation Committee's report follows at the end of the Compensation Discussion and Analysis. The Compensation Committee operates pursuant to a written charter. A copy of the Compensation Committee's charter is available on our website at www.level3.com.

  Compensation Committee Interlocks and Insider Participations

        None of the members of the Compensation Committee is currently an officer or employee of the company. Until 1997, Mr. Jaros was an officer of the company.

Nominating and Governance Committee

        The Nominating and Governance Committee provides oversight and guidance to the Board to ensure that the membership, structure, policies, and practices of the Board and its committees facilitate the effective exercise of the Board's role in the governance of the company. The Committee (i) reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the Board and its committees (ii) reflects those policies and practices in our Corporate

Governance Guidelines, (iii) and evaluates the qualifications of, and recommends to the full Board, candidates for election as directors. The members of the Nominating and Governance Committee are Admiral James O. Ellis, Jr. (Chairman), John T. Reed and Michael B. Yanney. The Board has determined that the members of the Nominating and Governance Committee are independent within the meaning of the listing standards of The NASDAQ Stock Market. The Nominating and Governance Committee met two times in 2008.

        The Nominating and Governance Committee operates pursuant to a written charter. A copy of the Nominating and Governance Committee's charter is available on our website at www.level3.com.

Nomination Procedures

        In exploring potential candidates for director, the Nominating and Governance Committee considers individuals recommended by members of the committee, other directors, members of management, and stockholders or self-nominated individuals. The committee is advised of all nominations that are submitted to us and determines whether it will further consider the candidates using the criteria described below.

        In order to be considered, each proposed candidate must:

  •
  be ethical;

  •
  have proven judgment and competence;

  •
  have professional skills and experience in dealing with a large, complex organization or in dealing with complex issues that are complementary to the background and experience represented on the Board and that meet our needs;

  •
  have demonstrated the ability to act independently and be willing to represent the interests of all stockholders and not just those of a particular philosophy or constituency; and

  •
  be willing and able to devote sufficient time to fulfill his/her responsibilities to Level 3 and its stockholders.

        After the Nominating and Governance Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the committee also reports on other candidates who were considered but not selected.

        We will report any material change to this procedure in a quarterly or annual filing with the SEC and any new procedure will be available on our website at www.level3.com.

        Our By-laws require that a stockholder who wishes to nominate an individual for election as a director at our Annual Meeting of Stockholders must give us advance written notice not less than 60 days prior to the anniversary date of the prior year's Annual Meeting of Stockholders and not more than 90 days prior to the anniversary date of the prior year's Annual Meeting of Stockholders, in connection with next year's Annual Meeting of Stockholders and must be a stockholder of record on the date of the giving of the required notice and on the record date for the determination of stockholders entitled to vote at that meeting.

        The stockholder's notice must provide as to each person whom the stockholder proposes to nominate for election as a director:

  •
  the name, age, business address and residence address of the person;

  •
  the principal occupation or employment of the person;

  •
  the class or series and number of shares of our capital stock that are owned beneficially or of record by the person; and

  •
  any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

        In addition, as to the stockholder giving the notice, the stockholder must indicate:

  •
  the name and record address of such stockholder;

  •
  the class or series and number of shares of our capital stock that are owned beneficially or of record by such stockholder;

  •
  a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names and addresses) pursuant to which the nominations(s) are to be made by such stockholder;

  •
  a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

  •
  any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

        This notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. All notices must be delivered or mailed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

COMPENSATION DISCUSSION AND ANALYSIS

        The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table whom we refer to as our Named Executive Officers. The Compensation Committee of the Board or the Compensation Committee makes all final decisions for the total direct compensation—that is, the base salary, bonus and stock based long-term incentive awards—of our Named Executive Officers, including James Q. Crowe, our Chief Executive Officer. The Compensation Committee also makes all award level decisions for the stock based long-term incentive awards of our executive officers who are not Named Executive Officers.

        The day-to-day design and administration of savings, health, welfare and paid time-off plans and policies applicable to our employees in general and our Named Executive Officers are handled by teams of our Human Resources, Finance and Legal Department employees. The Compensation Committee (and in certain cases the entire Board) remains responsible for certain fundamental changes to these plans and policies outside of the day-to-day administrative requirements.

Compensation Philosophy

        Core Beliefs.    We believe that our success depends in large part on our ability to attract and retain qualified employees.

        As part of our efforts to satisfy the need to attract, retain and motivate the individuals who possess the skills necessary to grow our business, management and our Compensation Committee believe that our compensation programs should reflect our compensation philosophy. This philosophy includes the following core beliefs:

  •
  our compensation principles are broad based and intended to be appropriate across the business and to provide all employees with the opportunity to participate in compensation programs based on the value that they help to create;

  •
  our employees should be rewarded fairly and competitively through a mix of base salary, short and long-term incentives, benefits, career growth and development opportunities and a work environment that allows our employees to achieve results;

  •
  our compensation programs should be flexible in order to meet the needs of our business and are reviewed as appropriate by our Compensation Committee;

  •
  employee ownership demonstrates an economic stake in our business that aligns employees' interests with those of our stockholders;

  •
  our employees should share with our investors in the value that our employees' results help to create;

  •
  our compensation programs should be based heavily on creating long-term value, which we believe is best measured by stock price performance;

  •
  our compensation programs are supported by an effective performance review and management process; and

  •
  we provide an above-market total compensation opportunity for exceeding expected performance.

While these core beliefs reflect our compensation philosophy, during 2008 the Compensation Committee's evaluation of the shorter term aspects of our compensation programs was influenced by its and our senior management's assessment of the current uncertainty in the global economy and the financial markets.

        Short-Term Rewards.    We believe that short-term financial rewards alone are not sufficient to attract and retain our Named Executive Officers and that a properly designed long-term compensation program is a necessary component of recruitment and retention of these individuals. Our philosophy is to pay annual cash salary compensation that is competitive and a performance-based cash bonus that in some cases can be above market for performance that exceeds the goals set by the Compensation Committee. In addition, our Named Executive Officers may, from time to time, receive additional cash bonus compensation related to that individual's contribution to results achieved under special initiatives or programs or that individual's contribution to extraordinary results.

        Long-Term Rewards.    We also believe that a critical component of our compensation philosophy is having the ability to provide appropriate incentives to employees through a long-term incentive program that is tied to stock price performance. We currently have a long-term incentive or LTI program that provides for two types of equity awards. The first type of equity vehicle is a stock-indexed security referred to as an outperform stock appreciation unit or OSO, which is administered under our 1995 Stock Plan, as amended. The second type of equity award is restricted stock units or RSUs, the restrictions on which lapse over a period of years, depending on the participant's continued employment and the terms of the specific grant.

        Assessment of Risk.    The Compensation Committee believes that the short-term component of our Named Executive Officers' compensation, that is, annual cash incentive, does not encourage unnecessary or excessive risk taking by these executives. Although each executive officer is eligible to receive a cash bonus under our cash bonus program, the payment of a bonus to any individual or the officers as a group is entirely at the discretion of our Compensation Committee.

        The Compensation Committee also believes that our LTI program does not encourage our executives to take unnecessary or excessive risks. In the Compensation Committee's view, the vesting schedule for our RSUs and the three-year cliff vesting feature of our OSOs serve as an incentive for our Named Executive Officers to remain with us and to focus their efforts on all elements of our performance that influence long-term common stock price appreciation. We believe that vesting requirements over a three-year or four-year period for the RSUs and three-years for the OSOs encourage our executives to avoid short-term actions that are to our long-term detriment.

Background Information

        For the past several years, our Named Executive Officers have included our Chief Executive Officer, our Chief Financial Officer, our President and Chief Operating Officer, our Vice Chairman and Executive Vice President and our Executive Vice President, Chief Legal Officer and Secretary. Kevin J. O'Hara, who was our President and Chief Operating Officer departed the company in March 2008, and John Neil Hobbs, Executive Vice President, Operations, assumed many of Mr. O'Hara's responsibilities. In connection with Jeffrey K. Storey joining us as our President and Chief Operating Officer in December 2008, Mr. Hobbs also departed the company. As a result of these departures and Mr. Storey having joined the company at the very end of 2008, consistent with the SEC's rules, Mr. Eric J. Mortensen, our Senior Vice President and Controller, is included as a Named Executive Officer for 2008. Also consistent with the SEC's rules, the information in this discussion as well as the compensation tables that follow also includes information with respect to Mr. O'Hara and Mr. Hobbs. We expect that Mr. Storey will be a Named Executive Officer for 2009.

Role of the Executive Officers

        As stated above, the Compensation Committee makes all final decisions for the total direct compensation of our Named Executive Officers. Mr. Crowe recommended to the Compensation Committee adjustments from the prior year's base salary, bonus target and long-term incentive awards for each Named Executive Officer, other than himself and Mr. Mortensen. Mr. Patel, as

Mr. Mortensen's direct supervisor, determined Mr. Mortensen's base salary, bonus target and long-term incentive awards, all of which were reviewed and ratified by the Compensation Committee.

        The Compensation Committee retained Frederick W. Cook & Co., Inc. as its independent compensation consultant for its 2008 compensation determinations. In addition to providing information and analysis to the Compensation Committee, Frederick W. Cook also provides the same information and analysis to Mr. Crowe, which in part informs his recommendations. Mr. Crowe is also provided analyses that inform his recommendations by Mr. Thomas C. Stortz, Executive Vice President, Chief Legal Officer and Secretary and Ms. Cathleen Chambliss, Senior Vice President responsible for compensation and benefits in our Human Resources Department. Mr. Stortz, as part of his duties, is the senior executive responsible for human resources matters. The Compensation Committee can exercise its discretion to modify any recommendations provided by any member of management, including Mr. Crowe.

        The Compensation Committee determines Mr. Crowe's total direct compensation including salary, bonus and LTI award levels.

Setting Executive Compensation

        Based on our compensation philosophy and objectives, the Compensation Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve our business goals and reward the executives for achieving these goals. Compensation decisions for our Named Executive Officers generally take place in February. At this time, the Compensation Committee determines:

  •
  the base salary for the current year;

  •
  the long-term incentive award levels for the award year;

  •
  whether any bonus compensation will be paid for the recently completed year based upon our results as compared to the bonus program's goals and objectives; and

  •
  the goals and objectives for the bonus program for the current year.

For additional information relating to the Compensation Committee's decisions for 2008, please see the more detailed discussion below under the caption "—2008 Executive Compensation Components."

        The Compensation Committee has observed that while we have historically competed for executive talent most often with technology companies, more recent experiences indicate that we are now competing regularly with other communications companies. Based on our experience to date, the Compensation Committee determined to continue to reference a compensation peer group that is comprised of a set of technology companies, or a Technology Company Peer Group. However, given the more recent observations that we compete with communications companies for executive talent, as well as the use by one or more institutional investors of a communications company peer group in assessing our performance, the Compensation Committee determined to also use a compensation peer group that includes a set of communications companies or a Communications Company Peer Group. The Compensation Committee uses both peer groups as additional sources of information in reviewing compensation decisions and overall compensation program design for our senior executives, including the Named Executive Officers.

        The following companies are included in our Technology Company Peer Group:

Affiliated Computer Services, Inc.	Fiserv, Inc.	LSI Logic Corporation
Akamai Technologies, Inc.	Jabil Circuit, Inc.	Molex Incorporated
Autodesk, Inc.	JDS Uniphase Corporation	National Semiconductor Corporation
BMC Software, Inc.	Juniper Networks, Inc.	NCR Corporation
Citrix Systems, Inc.	KLA-Tencor Corporation	Novellus Systems, Inc.
QLogic Corporation	Tellabs, Inc.	VeriSign, Inc.
Computer Sciences Corporation	Lexmark International, Inc.	Xilinx, Inc.

        Akamai Technologies, Inc. was added to the group for 2008. In addition, Altera Corporation was removed because it was concluded that it was no longer a comparable company and Avaya Inc. was removed because it is no longer a public company.

        The following companies are included in our Communications Company Peer Group:

Alltel Corporation American Tower Corporation CenturyTel, Inc. Crown Castle International Corp. Embarq Corporation Frontier Communications Corporation Global Crossing Limited NII Holdings, Inc.	Qwest Corporation SBA Communications Corporation Sprint Nextel Corp. Telephone and Data Systems, Inc. tw telecom inc. United States Cellular Corporation Windstream Corporation

        Four companies, Embarq Corporation, Global Crossing Limited, tw telecom inc. and Windstream Corporation were added to this peer group for 2008.

        With respect to compensation program design decisions affecting our Named Executive Officers that are effective for 2008, the Compensation Committee used as a guideline a comparison of each element of total compensation against both the Technology Company Peer Group and the Communications Company Peer Group.

        The following information with respect to the companies in the Technology Company Peer Group, including Level 3, is presented for comparison purposes. October 10, 2008, was the date of Frederick W. Cook's report to the Compensation Committee for 2008.

As of December 31, 2007		As of October 10, 2008
•	23 companies included in the peer group	•	22 companies included in the peer group
•	our 2007 revenues were the eighth highest	•	our most recent four quarter revenues were the seventh highest
•	our 2007 operating income was the 23rd highest, as all but two of the other companies in this peer group have positive operating income	•	our most recent four quarter EBITDA was the fourth highest
•	our number of employees was the tenth highest	•	our number of employees was the 11th highest
•	our market capitalization was the 14th highest	•	our market capitalization was the 17th highest
•	our enterprise value was the 3rd highest	•	our enterprise value was the 2nd highest

        The following information with respect to the companies in the Communications Company Peer Group, including Level 3, is presented for comparison purposes.

As of December 31, 2007		As of October 10, 2008
•	11 companies included in the peer group	•	15 companies included in the peer group
•	our 2007 revenues were the fourth highest	•	our most recent four quarter revenues were the fifth highest
•	our 2007 operating income was the 11th highest, as all of the other companies in this peer group have positive operating income	•	our most recent four quarter EBITDA was the eleventh highest
•	our number of employees was the sixth highest	•	our number of employees was the 8th highest
•	our market capitalization was the 8th highest and	•	our market capitalization was the 12th highest and
•	our enterprise value was the fifth highest	•	our enterprise value was the seventh highest

        During 2007, the Compensation Committee established LTI award levels for a 12 month period beginning April 1 and continuing to March 31 of the subsequent year. For purposes of this Compensation Discussion and Analysis, we refer to this 12 month period for LTI awards as an Award Year.

        In February 2008, the Compensation Committee determined that the use of both outperform stock appreciation units or OSOs and restricted stock units or RSUs would be continued for the 2008 Award Year—that is, the period from April 1, 2008 until March 31, 2009. We continue to believe that a blended long-term incentive equity program that combines the use of OSOs and RSUs allows us to accomplish several of our compensation philosophy objectives that are described in detail above, including providing an "outperformance" element through the OSO grants that is balanced by the retention element provided by RSUs. For the 2008 Award Year, the Compensation Committee determined in February 2008 that the number of awards for OSOs would be a fixed amount awarded on a monthly basis and the number of RSUs would be a fixed amount awarded on a quarterly basis.

        To determine the annual long-term incentive program award pool for all participants in the RSU and OSO award programs during the 2008 Award Year, including the Named Executive Officers, in February 2008 the Compensation Committee used, as a guideline, the Shareholder Value Transfer methodology. The Shareholder Value Transfer methodology analyzes, as of the date of determination of the pool, the aggregate fair value or expense of long-term incentive awards as a percent of the issuer's total market capitalization. This percentage is calculated on a gross basis, without taking into account cancellations and forfeitures of awards. The Compensation Committee uses the Shareholder Value Transfer methodology in part because:

  •
  the Compensation Committee believes that this methodology is effective in determining the economic trade-offs between different grant types—such as stock options versus restricted stock units;

  •
  this methodology has the benefit of limiting the effect of stock price fluctuations on year-to-year grant levels—which under other methodologies could result in more shares being awarded when the common stock price is low and less shares being awarded when the common stock price is high; and

  •
  certain third party research firms use this methodology to formulate their recommendation as to whether stockholders should approve or reject the authorization of shares of common stock to be issued under a stock-based long-term incentive plan.

The percentage used by the Compensation Committee in February 2008 as a guideline was approximately 1.27% of our market capitalization, which percentage the Compensation Committee concluded was appropriate. We note that this amount may not represent the ultimate value actually delivered to the individual recipients over time. The Compensation Committee used as a guideline to inform its decision the fact that the median three year gross Shareholder Value Transfer percentage was 1.31% for the Technology Company Peer Group.

        The award level for each Named Executive Officer for the 2008 Award Year was determined by the Compensation Committee, using as a guideline, competitive data from both peer groups, as well as the individual's job position, responsibilities and prior performance. For additional information relating to the terms of both the OSOs and the RSUs, please see the more detailed discussion below under the caption "—2008 Executive Compensation Components—Stock Awards." The Compensation Committee will continue to review the effectiveness of our long-term incentive program in light of both changing market conditions and the changing complexion of our business and workforce.

Summary

        Overall, for 2008, the base salaries we paid to our Named Executive Officers were at the 75th percentile of our Technology Company Peer Group with the exception of Mr. Crowe, whose base salary was at the median, and between the median and the 75th percentile for the Communications Company Peer Group for all Named Executive Officers. Variations generally relate to the experience level of the individual and the fact that roles for a participating title may not match particularly well company to company. Our analysis indicated that for our Named Executive Officers, our 2008 total target for direct compensation (including bonus and equity compensation valued at the date of grant) is at levels that are at or below the median of compensation actually paid to similarly situated executives of the companies comprising the Technology Company Peer Group and the Communications Company Peer Group. Comparison information to our peer groups is provided to show the information that the Compensation Committee reviewed to inform its decisions. This information was not used as a target or for benchmarking purposes.

        A significant percentage of total compensation for our Named Executive Officers is allocated to bonus and equity compensation as a result of the philosophy and objectives described above. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews information provided by its outside consultant as well as Mr. Crowe, Mr. Stortz, Ms. Chambliss and Mr. Patel, to determine the appropriate level and mix of base and incentive compensation. We also incorporate flexibility into our compensation programs and the assessment process to respond to and adjust for the evolving business and economic environment. Ultimately, however, the Compensation Committee exercises its full discretion to determine the allocation between cash and non-cash or short-term and long-term incentive compensation.

2008 Executive Compensation Components

  Background Information

        For the fiscal year ended December 31, 2008, the principal components of compensation for the Named Executive Officers were:

  •
  base salary;

  •
  discretionary cash bonuses; and

  •
  long-term equity incentive compensation.

Our compensation elements simultaneously fulfill one or more of our compensation philosophy goals and objectives.

        Our base salary and bonus decisions are designed to reward annual achievements and to be commensurate with the executive's scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation—in particular our long-term incentive program—focus on motivating and challenging the executive to achieve superior, longer-term, sustained results.

        Our Compensation Committee initially evaluates the performance of our Named Executive Officers, other than Mr. Mortensen, as a team in meeting our overall corporate goals and objectives when determining salary, bonus and equity compensation. Individual performance targets or performance measures are not set for these Named Executive Officers. The determination of any payouts is in the full discretion of the Compensation Committee. The exercise of that discretion is informed by, among other things, the Compensation Committee's assessment of the executive team's overall performance in meeting our corporate goals and objectives.

        After the overall team assessment is completed, individual decisions are driven by a subjective assessment of the individual's role in contributing to the executive team's collective performance during the year. Based on Mr. Crowe's subjective view of the relative contribution to the team's overall performance of the other Named Executive Officers who report directly to him, he provides to the Compensation Committee his recommendations for those individual's base salary and short- and long-term incentive compensation. Mr. Crowe develops his recommendations by first applying his judgment to determine an appropriate distribution of base salary and incentive compensation among the Named Executive Officers. He then makes adjustments based on his subjective view of the individual's contribution based on the individual's role and/or whether the distribution is equitable. Mr. Crowe's recommendations, however, are not made by way of an assessment of the Named Executive Officers' performance using set individualized targets or performance measures. With respect to Mr. Crowe, the Compensation Committee establishes the base salary level and incentive compensation amounts.

        For Mr. Mortensen, the Compensation Committee ratified the determination of Mr. Mortensen's base salary and his discretionary cash bonus, which was determined by Mr. Patel's assessment of Mr. Mortensen's performance during 2008.

  Base Salary

        We provide our Named Executive Officers with base salary to compensate them for services rendered during the year. These base salaries are based on experience, skills, job responsibilities and individual contribution, with reference to base salary levels of executives in the relevant market as guided by our compensation peer groups that our Compensation Committee is using from time to time. Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. The Compensation Committee makes reasoned subjective determinations as to merit based increases to salaries for the Named Executive Officers based on the items described above.

  Bonus

        Our cash bonus program is designed to reward our executives for the achievement of short-term financial and business goals. Although each executive officer is eligible to receive a bonus under our cash bonus program, the paying of a bonus to any individual or the officers as a group is entirely at the discretion of our Compensation Committee. The Compensation Committee may choose to pay a bonus or not, and decide on the actual level of the payment, in light of all relevant factors after completion of the fiscal year. For Mr. Mortensen, the same explanation applies, however, Mr. Patel determined Mr. Mortensen's bonus for 2008, which was subsequently ratified by the Compensation Committee.

        In February 2008, our Compensation Committee determined the 2008 business goals and objectives for the bonus program for our senior executives, which includes our Named Executive Officers. We refer to this program as the Executive Bonus Program. The business objectives included certain financial and strategic goals. Bonus target amounts remained unchanged from 2007. Bonuses for 2008 did not have a minimum payout or maximum cap.

        Our Compensation Committee does not establish targets that if met by the Named Executive Officer or Officers automatically results in the payment of a bonus, or a portion of a bonus, to that individual or individuals. Instead, the Compensation Committee considers the meeting of a specific objective or goal as one factor that contributes to the exercise of the Compensation Committee's discretion to pay a bonus. While the Compensation Committee may indicate particular measures or milestones the achievement of which it will consider in the exercise of its discretion, these measures or milestones are not intended as specific targets. It is the Compensation Committee's assessment of these measures or objectives after completion of the year—in addition to the Compensation Committee's assessment of the other factors that are described elsewhere in this Compensation Discussion and Analysis—that inform the Compensation Committee's exercise of its discretion in paying a bonus or the ratification of a bonus in the case of Mr. Mortensen.

        In addition, while goals and targets may be set, actual payout is determined by the Compensation Committee taking into account additional activities such as mergers, acquisitions, divestitures and capital markets activities, prevailing market and economic conditions and the subjective assessment of individual performance. Where performance is above the targeted level of performance, the Compensation Committee may elect to pay a bonus above the range of expected payouts. Performance goals are generally assigned a weighting which is not absolute in its application, but serves as a guideline to inform the Compensation Committee's determination of the bonus payment level. Ultimately, the Compensation Committee retains full discretion to adjust bonus payouts to prevent inappropriate results, taking into account the overall context of our results so that bonuses are neither too low nor too high.

        Using the design principles described above for our Executive Bonus Program, in February 2008 the Compensation Committee set the following 2008 goals and objectives for the Executive Bonus Program, some of which were given more significant weighting than others:

  •
  Meet overall 2008 financial goals. Performance against this goal is measured against 2008 budget targets, with substantial overweighting on achievement of Sustainable Free Cash Flow targets. We defined Sustainable Free Cash Flow as Adjusted EBITDA, less capital expenditures, less the average net cash interest expense for the trailing four quarters, plus/less average working capital for the trailing four quarters;

  •
  Achieve and maintain targeted levels of service management. Performance against this goal is based on an assessment of the company's network reliability metrics as well as the "mean time to restore," which is an industry concept that measures how quickly we are able to restore a service after the customer or the network experiences an outage. The network reliability metrics as well as the mean time to restore metrics vary based on the type of service in question; and

  •
  Ensure the company attracts and retains an appropriate workforce. Performance against this goal is measured by an assessment of employee turnover rate and employee satisfaction.

        From time to time during the course of the year, the Compensation Committee reviews the business goals and objectives for the Executive Bonus Program that are then in effect to confirm that these goals and objectives remain appropriate. The Compensation Committee therefore reserves the right to make adjustments during the year to the goals and objectives or the relative weighting assigned to the goals and objectives. However, no changes were made during 2008 to the goals and objectives that are described above for the 2008 Executive Bonus Program.

  Stock Awards

        Background.    Our Compensation Committee also believes that a critical component of our compensation philosophy is having the ability to provide appropriate incentives to employees through a long-term incentive program that is tied to stock price performance. Our current LTI program provides for two types of equity awards. The first type of equity award is a stock-indexed security referred to as an outperform stock appreciation right or OSO, which is administered under our 1995 Stock Plan, as amended. The second type of equity award is restricted stock units or RSUs, the restrictions on which lapse over a period of years, depending on the participant's continued employment and the terms of the specific grant, which is also administered under the 1995 Stock Plan, as amended. We believe that a blended equity vehicle of OSOs and RSUs allows us to accomplish several objectives, including providing an "outperformance" element through the OSO grants that is balanced by the retention element provided by RSUs. As discussed above, to determine the annual LTI program award pool for all participants in the RSU and OSO award programs for the 2008 Award Year, in February 2008 the Compensation Committee continued to use as a guideline the Shareholder Value Transfer methodology.

        OSOs.    OSOs are currently designed to provide recipients of the awards with the incentive to maximize stockholder value and to reward recipient employees only when the price of our common stock outperforms the S&P 500® Index between the date of grant and the date that the OSO is settled. OSOs granted in 2008 vest 100% on the third anniversary of the date of the award and will fully settle on that date. Recipients of these OSOs will not be able to voluntarily exercise the OSOs as they will settle automatically with value on the third anniversary of the date of the award or expire without value on that date. This type of instrument is sometimes referred to as a "European style option." The Compensation Committee felt that the continued use of a European style OSO provides a potentially longer holding period and a better alignment of our LTI program with the interests of our stockholders.

        Since a core belief of our compensation philosophy is to have employees share appropriately with our stockholders in the value that the employees' efforts create, the value of all OSOs will increase as the price of our common stock increases relative to the performance of the S&P® 500 Index over time. This increase in value is attributable in part to the use of a "success multiplier."

        OSOs have an initial strike price that is equal to the closing market price of our common stock on the trading day immediately prior to the date of grant. This initial strike price is referred to as the "Initial Price." The mechanism for determining the value of an individual OSO award is described below. The Initial Price is adjusted over time (the "Adjusted Strike Price") until the settlement date. The adjustment is an amount equal to the percentage appreciation or depreciation in the value of the S&P 500® Index from the date of grant to the settlement date. The Adjusted Strike Price can not be adjusted below the Initial Price. The value of the OSO increases for increasing levels of outperformance. OSOs have a multiplier range from zero to four depending upon the performance of our common stock relative to the S&P 500® Index as shown in the following table.

If Level 3 Stock Outperforms the S&P 500® Index by:	Then the Pre-multiplier Gain Is Multiplied by a Success Multiplier of:
0% or Less	0.00
More than 0% but Less than 11%	Outperformance percentage multiplied by 4/11
11% or More	4.00

The pre-multiplier gain is our common stock price minus the Adjusted Strike Price on the settlement date.

        RSUs.    An RSU represents our agreement to issue to the employee shares of our common stock on the date that the restrictions lapse, so long as the employee is employed on that date. RSUs are granted on a regular, fixed quarterly basis. RSUs are granted on a quarterly basis to provide our employees awards that are distributed throughout the year. The restrictions on RSUs generally lapse in equal annual installments over three or four years, depending on the employee's continued employment and the terms of the specific grant. When the restrictions lapse, the employee is issued the number of shares of common stock equal to the number of RSUs for which the restrictions have lapsed on that date.

        Grant Decisions for the 2008 Award Year.    Today, all of our employees are eligible to receive RSU awards, but only certain employees, including all of our Named Executive Officers, are eligible to receive awards of OSOs. At the beginning of each Award Year, a fixed target award amount is determined for each employee for RSUs and, if eligible, a fixed target award amount is determined for OSOs. These fixed amounts are set for the Award Year, and are then divided by four in the case of RSUs and by twelve with respect to OSOs to determine the number actually awarded to the employee quarterly or monthly, as the case may be. These fixed amounts are not adjusted during the Award Year whether on account of an individual's performance or the movement in our common stock price. However, the Compensation Committee reserves the right to make changes to this program—including the fixed target amounts—as conditions in the market or our business require.

        The award level for each Named Executive Officer for the 2008 Award Year was determined by the Compensation Committee in February 2008, based upon: prior performance; the importance of retaining the Named Executive Officers' services; the potential for their performance to help us attain our long-term goals; the individual's job position and responsibilities and a consideration of the applicable elements of our compensation philosophy. The Compensation Committee also used as a guideline, competitive data from both peer groups. The Compensation Committee will continue to set the fixed target amounts of OSOs and RSUs for all Named Executive Officers.

        We have awarded OSOs on fixed grant dates, and we award RSUs generally also on fixed grant dates. In certain cases, new employees receive a grant of RSUs effective upon their actual employment with us or the next regular grant date, but those new employees who are eligible to receive OSOs do not receive OSO awards until the next regular award date after their date of hire. In addition, we do not coordinate grants of these awards so that they are made before announcement of favorable information, or after announcement of unfavorable information. All awards to Named Executive Officers require the direct approval of the Compensation Committee. OSOs are granted on a fixed monthly basis on the first day of the month. We grant OSOs on a fixed monthly basis to address the challenge presented by our common stock price's significant volatility with respect to the establishment of the Initial Price. The initial strike price for all OSOs is the prior trading day's closing price of our common stock on the NASDAQ Global Select Market.

        RSUs are granted on a fixed quarterly basis on the first day of January, April, July and October. LTI targets for new hires are determined at the time of their joining the company.

        Change in Control.    Our OSOs generally vest or settle, as the case may be, upon a change in control of Level 3 Communications,  Inc. In addition, the restrictions on our RSUs generally lapse upon a change of control. This is generally the only benefit obtained automatically upon a change of control.

        The definition of what constitutes a "change of control" is set forth in our 1995 Stock Plan. The following summary is qualified in its entirety by reference to the full definition included in the 1995 Stock Plan. The definition of what constitutes a change of control in the 1995 Stock Plan can be summarized as follows.

  (i)
  The acquisition by any individual, entity or group of beneficial ownership (within the meaning of the SEC's rules) of 30% or more (on a fully diluted basis) of either the then outstanding shares of our common stock, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock; with certain acquisitions that are excluded from this provision; or

  (ii)
  Individuals who, as of April 1, 1998, constitute the Board, which is defined as the "Incumbent Board," cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to April 1, 1998 whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest; or

  (iii)
  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, which is defined as a "Business Combination," unless, following such Business Combination, (a) our stockholders continue to hold more than 60% of the then outstanding voting securities of the entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of our outstanding common stock and (b) no person or entity (with certain exceptions) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding voting securities of the entity resulting from such Business Combination, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

  (iv)
  Approval by our stockholders of a complete liquidation or dissolution of the Company.

In addition, the Compensation Committee may, by a written determination prior to the consummation of an event or transaction, determine that such event or transaction does not constitute a Change in Control, provided that the Compensation Committee reasonably concludes that such event or transaction (i) is not likely to result in a significant change to the identities of the persons functioning as our senior management, either immediately or in the foreseeable future (it being understood that the Compensation Committee need not conclude that no changes in our senior management are likely to occur), and (ii) is not likely to result in control of the Board (or a significant portion of the Board's functions) being transferred to a single person or entity, either immediately or in the foreseeable future, with certain specified exceptions.

        So that our RSUs will be compliant with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, we have also added a requirement that the change of control must also qualify as a "change in control event" as defined in Treasury Regulation 1.409A-3(i)(5)(i). In the event that there is a change in control as defined by the 1995 Stock Plan that does not qualify as a change in control event under Section 409A, if the employee undergoes a separation from service on account of his or her termination of employment by us without cause following that change in control, we will, in our sole discretion, either (a) issue all unissued shares of our common stock issuable pursuant to the

RSU award to the employee or (b) pay the employee in a combination of cash and stock the value of those shares of our common stock as provided for in the 1995 Stock Plan.

        We adopted the so-called "single" trigger treatment for equity vehicles for the following reasons:

  •
  To keep employees relatively whole for a reasonable period, but avoid creating a "windfall."

  •
  Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants.

  •
  Single trigger vesting provides employees with the same opportunities as stockholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the transaction.

  •
  The employing company that made the original equity grant will no longer exist after a change in control and employees should not be required to have the fate of their outstanding equity tied to the new company's future success.

  •
  Single trigger vesting on performance-contingent equity, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

  •
  To support the compelling business need to retain key employees during the uncertain times preceding a change in control.

  •
  A single trigger on equity vesting can be a powerful retention device during change in control discussions, especially for more senior executives where equity represents a significant portion of their total pay package.

        In addition, we will provide gross-ups for our employees from any taxes due under Section 4999 of the Internal Revenue Code of 1986. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive's personal compensation history. We determined that the potential for Section 4999 gross up payments are appropriate for all of our employees, because it is uncertain at the time an employee joins the company whether he or she will be affected by Section 4999 at the time of a change of control and to provide an equal level of benefit across individuals without regard to the effect of the excise tax.

        Modifications Generally.    From time to time, our Compensation Committee evaluates all elements of our LTI programs. Our Compensation Committee from time to time may make changes to any or all of the elements of these programs to reflect the changing needs related to attracting, retaining and motivating our Named Executive Officers. These changes may be based, in part, on market conditions and the LTI program of competitors. As new LTI instruments are frequently developed and since the tax and accounting treatment of various instruments are subject to change over time, management and the Compensation Committee regularly review our compensation programs to determine whether these programs are accomplishing our goals in the most cost-effective manner.

Determination of Total Compensation for 2008

  Salary

        In February 2008, the Compensation Committee reviewed and adjusted the 2008 base salaries for our Named Executive Officers. Mr. Crowe's 2008 base salary was adjusted after reviewing his compensation history as well as the base salary levels for chief executive officers at our peer companies that were in effect at the time. The review of our Technology Company Peer Group indicated that Mr. Crowe's base salary was below the median range of base salaries. Mr. Crowe's base salary was increased in February 2008 from an annual rate of $800,000 to an annual rate of $815,000, an approximately 1.875 percent change to the annual rate.

        The base salaries for the other Named Executive Officers that report directly to Mr. Crowe for 2008 were based on recommendations by Mr. Crowe. In making his recommendations for the other Named Executive Officers, Mr. Crowe considered:

  •
  the executive officer's job position and areas of responsibility;

  •
  the executive officer's expected future contributions;

  •
  the survey data of our compensation peer groups; and

  •
  a comparison of the base salaries of the executive officers who report directly to Mr. Crowe to ensure internal equity.

Mr. Patel used these same criteria to determine his recommendation for Mr. Mortensen's 2008 base salary.

        Based upon Mr. Crowe's recommendation, in February 2008, the Compensation Committee approved the following 2008 base salary increases for the other Named Executive Officers:

  •
  Mr. Patel's base salary was increased to an annual rate of $425,000 from $415,000, representing an approximately two percent increase;

  •
  Mr. Stortz's base salary was increased to an annual rate of $475,000 from $450,000, representing an approximately six percent increase;

  •
  Mr. Miller's base salary was increased to an annual rate of $505,000 from $490,000, representing an approximately three percent increase;

  •
  Mr. O'Hara's base salary was increased to an annual rate of $585,000 from $570,000, representing an approximately three percent increase; and

  •
  Mr. Hobbs' base salary was increased to a rate of $400,000 from $370,000, representing an approximately eight percent increase.

Mr. Mortensen's base salary was increased to an annual rate of $226,600 from $220,000, representing an approximately three percent increase, which was also approved by the Compensation Committee.

        In March 2008, Mr. Hobbs' salary was increased from $400,000 to $440,000 to reflect Mr. Hobbs' increased level of responsibility after the departure of Mr. O'Hara and to $500,000 in September 2008. Also in September 2008, the Compensation Committee determined to further increase Mr. Patel's base salary for the balance of 2008 to a rate of $475,000 from $425,000, representing an approximately 12 percent increase, primarily to maintain internal equity among the salaries of the executives reporting directly to Mr. Crowe.

        In February 2009, the Compensation Committee determined to leave all Named Executive Officers' salaries unchanged for 2009. We note that the Compensation Committee also confirmed management's decision to have no merit salary increases for our employees generally for 2009.

        The Compensation Committee used our compensation peer groups as a source for market or competitive data, which data was then used as a guideline for the exercise of its discretion in determining the salary adjustments for our Named Executive Officers. Our Compensation Committee did not use information with respect to our compensation peer groups to establish targets or otherwise benchmark its decisions. The inclusion of compensation peer group comparisons for salaries is provided as market or competitive data that informed the Compensation Committee's decision to increase base salaries in February 2008.

        We believe that Mr. Crowe's salary as a multiple of the other Named Executive Officers' salaries is in line with traditional multiples for the chief executive officer. The Compensation Committee also believes that the differences are explained by the positions that the individuals hold and are based on individual performance evaluations only to the extent described above. As described above, our Compensation Committee views the performance of our executive officers as a team when determining salary, bonus and equity compensation. Also as described above, Mr. Crowe develops his recommendations for the Named Executive Officers who report directly to him by first applying his judgment to determine an appropriate distribution of compensation among the Named Executive Officers. He then makes adjustments based on his subjective view of the individual's contribution based on the individual's role and/or whether the distribution is equitable. Mr. Crowe's recommendations, however, are not made by way of an assessment of the Named Executive Officers' performance using set individualized targets or performance measures. In the case of Mr. Mortensen, his salary is based on a recommendation from Mr. Patel, which is then approved by the Compensation Committee.

  Bonus

        In determining the 2008 bonus compensation for the Named Executive Officers other than Mr. Mortensen, the Compensation Committee considered these Named Executive Officers' performance as a group against the objectives described above. These results included the following items. These items also informed the Compensation Committee's determination to ratify Mr. Patel's bonus decision for Mr. Mortensen.

        Meet overall 2008 financial goals.    The following table summarizes our budget targets, which in some cases are equal to our publicly issued guidance, as well as our actual results for 2008.

Metric ($ in millions)	2008 Communications Budget	2008 Communications Full Year Results
Core Communications Services revenue	$3,994	$3,860
SBC Contract and Other Communications Services revenue	$307	$366
Communications Adjusted EBITDA	$969	$1,039
Communications Capital Expenditures	$530	$446
Sustainable Free Cash Flow	$(140)	$(28)

The actual results for 2008 for Core Communications Services revenue were approximately 97% of budget. SBC Contract and Other Communications Services Revenue were 119% of budget. Communications Adjusted EBITDA was approximately 107% of budget. Communications Capital Expenditures were $84 million favorable to budget. Sustainable Free Cash Flow for 2008, the metric that was given the most weighting by the Compensation Committee, was $112 million favorable to budget.

        Achieve and maintain targeted levels of service management.    During the course of the year, our performance against this goal was measured by the availability of the network for protected transport services, IP services and Softswitch call success rates. Our objective for each of these measures as well as the objective for the mean time to restore for protected transport services, IP services and voice services for our premier level customers are summarized in the table below.

Metric	Objective	Objective Met Yes/No
Network Availability—Protected Transport	99.9990%	No
Network Availability—IP Service	99.9990%	Yes
Softswitch Call Success Rate	99.7000%	Yes
Mean Time to Restore—Protected Transport	4 hours	Yes
Mean Time to Restore—IP Services	4 hours	Yes
Mean Time to Restore—Voice	4 hours	No

        Ensure the company attracts and retains an appropriate workforce.    Given the nature of this objective, no specific quantitative targets were established by the Compensation Committee. The Compensation Committee considered management's assessment that we have been able to attract and retain the appropriate workforce, based in part on the review of our voluntary turnover rate being slightly below management's assessment of the industry benchmark of 14%, that the rate of voluntary termination by employees who were rated in the two highest of the five total categories of our job performance measures was appropriate in the judgment of the Compensation Committee as was the rate of voluntary termination of vice presidents and above.

        In addition to the review of these factors, the Compensation Committee also considered corporate disposition activities conducted by the company during 2008 as well as the liability management and capital markets activities completed during the year. These activities, and the associated changes to our balance sheet can be summarized as follows.

  •
  In June 2008, we sold the Vyvx Ads Distribution Business to DG FastChannel, Inc. for gross cash proceeds of approximately $129 million.

  •
  In December 2008, we issued $400 million aggregate principal amount of 15% Convertible Senior Notes due 2013 in a negotiated offering to fund the cash tender offers described below.

  •
  During 2008, we completed the following cash tender offers:

  •
  $123,850,000 principal amount of our 6% Convertible Subordinated Notes due 2009 for total cost of $116.1 million including accrued and unpaid interest ($113.9 million principal and $2.2 million interest).

  •
  $173,571,000 principal amount of our 6% Convertible Subordinated Notes due 2010 for total cost of $124.4 million including accrued and unpaid interest ($121.5 million in principal and $2.9 million in interest).

  •
  $162,718,000 principal amount of our 2.875% Convertible Senior Notes due 2010 for total cost of $103.0 million including accrued and unpaid interest ($100.9 million in principal and $2.1 million in interest).

  •
  During 2008, we completed the following 3(a)(9) exchange transactions in which we issued approximately 47.6 million shares of our common stock and paid aggregate accrued and unpaid interest in exchange for:

  •
  $17,572,000 aggregate principal amount of our 6% Convertible Subordinated Notes due 2009;

  •
  $19,209,000 aggregate principal amount of our 2.875% Convertible Senior Notes due 2010;

  •
  $47,200,000 aggregate principal amount of our 10% Convertible Senior Notes due 2011;

  •
  $15,195,000 aggregate principal amount of our 5.25% Convertible Senior Notes due 2011; and

  •
  $9,025,000 aggregate principal amount of our 3.5% Convertible Senior Notes due 2012.

  •
  Total consolidated debt decreased from $6.864 billion at December 31, 2007, to $6.580 billion at December 31, 2008.

  •
  Total cash interest expense decreased from $545 million for the year ended December 31, 2007, to $531 million for the year ended December 31, 2008.

  •
  Our cash and cash equivalents balance increased from $714 million at December 31, 2007, to $768 million at December 31, 2008.

The Compensation Committee, as well as the full Board of Directors, continues to be satisfied with Mr. Crowe's leadership of the company and his performance during 2008. The Compensation Committee believes that 2008 was a significant year in terms of operational improvements and financial achievements, in particular with respect to the level of Sustainable Free Cash Flow for the year as well as the capital markets and liability management transactions completed during the year, and felt that Mr. Crowe and the other Named Executive Officers should be compensated accordingly. Mr. Patel based his bonus recommendation for Mr. Mortensen upon Mr. Patel's subjective view of Mr. Mortensen's management of the accounting function in supporting the objectives outlined above.

        Based on the successes described above, the Committee approved the payment of bonuses as indicated in the table below:

James Q. Crowe	$1,800,000
Sunit S. Patel	$650,000
Charles C. Miller, III	$630,000
Thomas C. Stortz	$620,000
Eric J. Mortensen	$165,136
John Neil Hobbs	$600,000

Mr. O'Hara did not receive any bonus payments for 2008 performance.

  Stock Based Awards

        The LTI award levels for the Named Executive Officers for the 2008 Award Year were determined by the Compensation Committee in February 2008. We grant OSOs and RSUs to our Named Executive Officers based upon the Named Executive Officers' role and responsibilities, prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. Our Compensation Committee views the performance of our Named Executive Officers as a team when determining LTI award levels, however, in the case of Mr. Mortensen, his LTI award level is based on a recommendation from Mr. Patel, Mr. Stortz and Ms. Chambliss, which is then approved by the Compensation Committee.

        For the determination of LTI award levels, we do not set individual performance targets or performance measures for our Named Executive Officers. The determination of any award levels for all Named Executive Officers is in the full discretion of the Compensation Committee. The exercise of that discretion is informed by, among other things, the Shareholder Value Transfer methodology and the executive team's overall performance as assessed by the Compensation Committee. After the overall team assessment is completed, individual decisions are driven by a subjective assessment of the individual's role in contributing to the executive team's collective performance during the year. Based on Mr. Crowe's subjective view of the relative contribution of the other named executive officers who report directly to Mr. Crowe to the team's overall performance, he provides to the Compensation Committee his recommendations for those individual's LTI award level. Mr. Crowe develops his recommendations by first applying his judgment to what is an appropriate distribution of LTI awards among the Named Executive Officers and then he may make adjustments based on his personal subjective view of the individual's contribution through the individual's role and/or whether the distribution is equitable. Mr. Crowe's adjustments, however, are not made by way of an assessment of the Named Executive Officers' performance using set individualized targets or performance measures. The Compensation Committee establishes the level of LTI awards for Mr. Crowe. As described above, in the case of Mr. Mortensen, his LTI award level is based on a recommendation from Mr. Patel (his direct supervisor), Mr. Stortz and Ms. Chambliss, which is then approved by the Compensation Committee.

        In the exercise of its discretion, the Compensation Committee also considers as a guideline—and not as a benchmark—competitive data from the compensation peer groups.

        As participants in our LTI program during 2008, each Named Executive Officer received the RSUs and OSOs indicated in the table below. These awards were made during a portion of the 2007 Award Year and a portion of the 2008 Award Year.

Name	RSUs	OSOs
James Q. Crowe	444,717	444,717
Sunit S. Patel	121,866	121,866
Charles C. Miller, III	156,996	156,996
Thomas C. Stortz	129,606	129,606
Eric J. Mortensen	27,480	27,480
John Neil Hobbs	107,661	107,661
Kevin J. O'Hara	49,059	49,059

In February 2008, the Compensation Committee created a special program to award in a single award additional RSUs to certain key employees as a retention tool. As participants in this program, Mr. Patel received a grant of 353,232 RSUs, Mr. Stortz received a grant of 376,776 RSUs, Mr. Mortensen received a grant of 82,440 RSUs and Mr. Hobbs received a grant of 300,000 RSUs. The restrictions on these RSUs lapse over a three year period in three equal installments on the anniversary of the date of grant.

        Given Mr. Crowe's and the other Named Executive Officers' roles in leading Level 3 during 2008 and the achievements for the year, the Compensation Committee considers the total remuneration provided to the Named Executive Officers for 2008 to be appropriate.

  Other Compensatory Benefits

        As salaried, U.S.-based employees, the Named Executive Officers participate in a variety of health and welfare and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

  Perquisites

        We limit the perquisites that we make available to our Named Executive Officers. With the exception of the personal use of our corporate aircraft—which is discussed below—our Named Executive Officers are entitled to no benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide company vehicles, club memberships, financial consulting, pension arrangements, post-retirement health coverage, or similar benefits for our Named Executive Officers or other employees.

        While not a perquisite as defined by the SEC's rules, we provide our Named Executive Officers personal use of our corporate aircraft because we believe that this benefit generally allows our executives to work more efficiently, and that providing this benefit strikes the appropriate balance since the executives that use our corporate aircraft solely for personal use agree to reimburse us for our incremental cost pursuant to an Aircraft Time-Share Agreement. This agreement provides that we will charge the individual the incremental cost to operate the aircraft as allowed by Part 91 of the U.S. Federal Aviation Administration regulations for personal use of corporate aircraft. The rate used for the first seven months of 2008 was $1,500 per hour of use and $2,000 per hour of use for the last five months of 2008. We received a total payment in the amount of $179,993 from Mr. Crowe under his agreement for the period January 1, 2008 to December 31, 2008, and a total payment in the amount of $35,851 from Mr. O'Hara under his agreement for the period January 1, 2008 until his termination of employment with the company on March 10, 2008.

        We note that when a guest accompanies a Named Executive Officer on business travel, we impute as income the amounts required to be reported as income pursuant to the Internal Revenue Service's Standard Industry Fare Level, or SIFL, rates. If the executive is using the corporate aircraft solely for personal use, the executive is required to reimburse us pursuant to the Aircraft Time-Share Agreement discussed above. For 2008, Mr. Crowe had $2,045 of imputed income, Mr. Miller had $1,012 of imputed income and Mr. O'Hara had $3,007 of imputed income. However, as these amounts relate to imputed income for travel that was incidental to business travel by the Named Executive Officer, there is no actual incremental cost to us for providing this personal use of our corporate aircraft.

  Post-Employment Compensation

        Pension Benefits.    We do not provide pension arrangements or post-retirement health coverage for our Named Executive Officers. Our Named Executive Officers, as well as all of our U.S.-based employees, are eligible to participate in our 401(k) plan. We provide a matching contribution to all participants in the 401(k) plan, including our Named Executive Officers, through units in the Level 3 Stock Fund, the mechanism that is used for Level 3 to make employer matching and other contributions to employees, including the Named Executive Officers, through the Level 3 401(k) plan. For 2008, we matched up to 100% of 7% of eligible earnings or regulatory limits. Neither our Named Executive Officers nor our other employees are able to purchase units in the Level 3 Stock Fund. As all of our Named Executive Officers have more than three years of service with us, each of the Named Executive Officers are fully vested in the units of the Level 3 Stock Fund in their 401(k) plan accounts.

        For the year ended December 31, 2008, the Compensation Committee did not approve a discretionary grant to the 401(k) share accounts of qualifying U.S.-based employees, including all of the Named Executive Officers. Historically, this discretionary grant, if made, has been in the form of units in the Level 3 Stock Fund. The Compensation Committee determined that based on the price for our common stock at December 31, 2008, that the large number of shares of our common stock that would be necessary to fund this discretionary grant, that is, the dilution, would not be appropriate at this time.

        Retirement Benefit.    Upon a Named Executive Officer's retirement in accordance with our retirement benefit, the restrictions on all outstanding RSUs lapse, unvested OSOs awarded prior to April 1, 2007 vest, and OSOs awarded on and after April 1, 2007, are retained by the individual until those OSOs settle on the third anniversary of their grant, provided that the OSO then has a positive value. Because an individual who is eligible for retirement could retire at any time and therefore trigger the retirement benefit, for those retirement eligible employees we are required by Statement of Financial Accounting Standards 123R to accelerate the non-cash accounting expense that would have been recognized in the future for RSUs and OSOs awarded to that retirement eligible employee.

        Each of Messrs. Crowe, Miller and Stortz are retirement eligible, and as a result, the full non-cash accounting expense associated with all grants of OSOs and RSUs to these individuals is taken by us as of the date those awards are made. This acceleration of the non-cash accounting expenses is reflected in the information provided under the "Summary Compensation Table" below.

        Nonqualified Deferred Compensation.    We do not provide any nonqualified defined contribution or other deferred compensation plans.

        Other Post-Employment Payments.    All of our Named Executive Officers are employees-at-will and as such do not have employment contracts with us. As part of Mr. O'Hara's and Mr. Hobbs' separation from Level 3, we entered into separation and general release agreements and consulting agreements. For more information regarding the terms of these agreements, please see "Summary Compensation Table," below.

Stock Ownership Guidelines

        The Compensation Committee has adopted guidelines for ownership of our common stock for our senior executives. The Compensation Committee reviews these guidelines at least annually, and may update or modify them based on a variety of factors including the composition of our senior management team and stock market conditions. Stock held by the individual, his or her spouse and minor children, along with shares of our common stock held in the individual's 401(k) Plan account and in trusts for the benefit of these individuals, will be included for purposes of determining the individual's satisfaction of the ownership guidelines. The guidelines in effect for 2008 and 2009 are as follows:

CEO	1,000,000
COO/President/Vice Chairman	500,000
Group Presidents/Executive Vice Presidents/CFO	250,000
Group Vice Presidents	150,000
Members of Board of Directors	50,000

        The Compensation Committee has concluded that grants of restricted stock or restricted stock units will not be made to assist individuals in meeting the ownership guidelines. In addition, the Compensation Committee has concluded not to force individuals to make either private or open market purchases of our common stock to meet the ownership guidelines. Rather, the Compensation Committee has concluded that after a period of 5 years—beginning on the later of (a) the date that the individual is elected to the relevant position and (b) February 2007 if the individual was serving in the position in February 2007—that until such time as the individual is in compliance with these guidelines, 25% of the shares of our common stock issuable upon any OSO exercise or settlement or upon restrictions on restricted stock unit grants lapsing should be held by the individual in the form of shares of our common stock until such time as the guideline has been met. The failure of an individual to make a good faith effort to meet the guidelines in a timely manner and to maintain their compliance with the guidelines will be a significant factor in the Compensation Committee's and senior management's determinations of the individual's future bonus payments and long-term incentive compensation awards.

Potential Effect on Compensation from Executive Misconduct

        If our Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the company's financial results, seeking reimbursement of any compensation paid or awarded to the executive that is greater than what would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Section 162(m) of the Internal Revenue Code

        The Compensation Committee takes into consideration the tax deductibility limitation of Section 162(m) of the Internal Revenue Code of 1986, or the Code, when making compensation decisions for the company's Named Executive Officers. Generally, Section 162(m) limits the amount of compensation that a public company can deduct for federal income tax purposes to the extent that the compensation is greater than $1.0 million and does not fall within that section's exemptions. Our OSO program is intended to meet the requirements for "qualified performance-based compensation" exempt from these deductibility limitations. Our bonus program, however, would not qualify for the exemptions contained in Section 162(m). The Compensation Committee does not believe it is advisable to adopt a strict policy against paying nondeductible compensation, and may do so in appropriate circumstances. While the Compensation Committee takes into consideration the tax deductibility limitation of Section 162(m), at the present time, the Compensation Committee's determination with respect to the payment of compensation to our Named Executive Officers is not affected by this tax deductibility limitation.

Compensation Committee Report

        The Compensation Committee of the Board has reviewed this Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to our Board that this Compensation Discussion and Analysis be included in the company's Form 10-K for the year ended December 31, 2008 and the company's Proxy Statement with respect to the 2009 Annual Meeting of Stockholders. This report is provided by the following independent directors, who comprise the committee:

Richard R. Jaros (Chairman)
Michael J. Mahoney
Arun Netravali
Albert C. Yates

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	All Other Compensation ($)(4)		Total ($)
James Q. Crowe	2008	$812,692	$1,800,000	$1,466,761	$1,724,933	$15,500		$5,819,886
Chief Executive Officer	2007	$790,385	$0	$5,093,629	$4,764,284	$22,250		$10,670,548
	2006	$706,731	$4,000,000	$1,418,594	$2,578,290	$21,600		$8,725,215
Sunit S. Patel	2008	$438,846	$650,000	$941,012	$436,699	$15,500		$2,482,057
Chief Financial Officer	2007	$412,115	$0	$698,526	$689,357	$22,250		$1,822,248
	2006	$389,616	$1,700,000	$402,662	$896,392	$21,600		$3,410,270
Charles C. Miller, III	2008	$502,692	$630,000	$500,664	$611,315	$15,500		$2,260,171
Executive VP & Vice Chairman	2007	$487,115	$0	$1,788,474	$1,905,769	$22,250		$4,203,608
	2006	$461,731	$1,700,000	$545,339	$1,031,316	$24,986		$3,763,372
Thomas C. Stortz	2008	$471,154	$620,000	$1,218,315	$504,147	$15,500		$2,829,116
Executive VP & Chief Legal	2007	$445,192	$0	$1,579,005	$1,535,698	$22,250		$3,582,145
Officer	2006	$412,885	$1,875,000	$431,979	$904,284	$26,744		$3,650,892
Eric J. Mortensen	2008	$225,585	$165,136	$188,106	$99,155	$15,500		$693,482
Senior VP and Controller	2007	$220,000	$121,550	$98,881	$131,054	$22,250		$593,735
	2006	$210,000	$300,000	$54,688	$119,688	$21,600		$705,976
John Neil Hobbs(5)	2008	$446,154	$600,000	$1,241,999	$(48,358)	$515,500	(7)	$2,755,295
Executive VP Operations	2007	$364,231	$320,000	$530,385	$508,803	$22,250		$1,745,669
	2006	$340,000	$843,900	$331,549	$726,282	$6,600		$2,248,331
Kevin J. O'Hara(6)	2008	$158,480	$0	$1,532,083	$(187,814)	$1,492,924	(8)	$2,995,673
President and COO	2007	$566,154	$0	$1,180,883	$1,188,564	$22,250		$2,957,851
	2006	$529,231	$2,500,000	$690,160	$1,465,554	$24,503		$5,209,448

(1)
We award both restricted stock units ("RSUs"), and outperform stock appreciation units ("OSOs"), as part of our long-term incentive program. These awards vest over a number of years. SFAS 123R addresses the accounting for stock based compensation, including our RSUs and OSOs. When an award is made, the fair value of all shares granted, regardless of vesting schedules, is determined. For RSUs, fair value is calculated using the closing price of our common stock on the day before the grant, and for OSOs, fair value is calculated using a formula based methodology, in each case reduced by a factor intended to estimate the probability of forfeiture of the award due to events such as termination of employment. These fair values are expensed in our financial statements, over the vesting period. So, for an RSU, where the restrictions lapse over a four year period, some part of the expense is recognized in the year it is granted, some part in the second year, some part in the third, and the balance in the fourth year. The vesting period of an OSO is shorter, but the point is that the expense is not recognized completely in the year of the award or grant, but rather is amortized over the vesting period utilizing the fair values determined at the date of award, even though the actual realizable value may be higher or lower.

  The dollar amounts shown in both the Stock Awards and the Option Awards columns are the non-cash expense amounts that are recognized and recorded in our income statement in the particular year for all outstanding RSUs and unvested OSOs awards made in the reported year and prior years, and not necessarily the actual value realized by the individual.

  More important to note is the effect our retirement benefit opportunity has with respect to the amounts reported in the Summary Compensation Table. Upon retirement the restrictions on all outstanding RSUs lapse, unvested OSOs awarded prior to April 1, 2007 vest, and OSOs awarded on and after April 1, 2007, are retained by the individual until those OSOs settle on the third anniversary of their grant, provided that the OSO then has a positive value. Because an individual who is eligible for retirement could retire at any time and therefore trigger the retirement benefit, for those retirement eligible employees we are required by SFAS 123R to accelerate the non-cash compensation expense that would have been recognized in the future. It is important to note that these amounts represent the non-cash compensation expense determined as outlined above and not the dollar value actually receivable by the named executive officer.

  The amounts shown for 2008 in the Stock Award and the Option Award columns for Messrs. Crowe, Miller and Stortz reflect the acceleration of non-cash amounts recognized for financial statement reporting purposes due to their eligibility to retire under the company's retirement benefit opportunity. For awards and grants of both OSOs and RSUs made in 2008, the accelerated amounts that are included in the Total column were $2,211,790 for Mr. Crowe, $777,527 for Mr. Miller and $1,076,922 for Mr. Stortz.

  The amounts shown for 2007 in the Stock Award and the Option Award columns for Messrs. Crowe, Miller and Stortz also reflect the acceleration of non-cash amounts recognized for financial statement reporting purposes due to their eligibility to retire under the company's retirement benefit opportunity. For awards and grants of both OSOs and RSUs made in 2006 and 2007, the accelerated amounts that are included in the 2007 Total column were $5,053,584 for Mr. Crowe, $1,975,860 for Mr. Miller and $1,645,971 for Mr. Stortz.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the referenced fiscal year for the fair value of RSUs granted in that fiscal year as well as those granted in prior fiscal years up to the referenced fiscal year. These values have been calculated in accordance with SFAS 123R using the closing price of our common stock on the day before the date of grant. Pursuant to SEC rules, the amounts shown exclude the effect of estimated forfeitures related to service-based vesting conditions. For additional information relating to the assumptions made by us in valuing these awards, refer to note 12 of our financial statements in our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. See the Grants of Plan-Based Awards Table for more information on awards made in 2008. The amounts in this column reflect our compensation expense for these awards, and may not correspond to the actual value that will be recognized by the Named Executive Officers. Amounts for Messrs. Crowe, Miller and Stortz reflect the acceleration of dollar amounts recognized for financial statement reporting purposes for these awards because each of these individuals is currently eligible for our retirement benefit opportunity.

(3)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the referenced fiscal year for the fair value of outperform stock options, or OSOs, granted to each of the Named Executive Officers in that fiscal year as well as those granted in prior fiscal years up to the referenced fiscal year. These values have been calculated in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the effect of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions we made with respect to these grants, refer to note 12 of our financial statements in our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. See the Grants of Plan-Based Awards Table for more information on OSOs granted in 2008. The amounts in this column reflect our compensation expense for these awards, and may not correspond to the actual value that will be recognized by the Named Executive Officers. Amounts for Messrs. Crowe, Miller and Stortz reflect the acceleration of dollar amounts recognized for financial statement reporting purposes for these awards because each of these individuals is currently eligible for our retirement benefit opportunity that is described below.

(4)
This column includes $15,500 company matching contributions to the Named Executive Officer's 401(k) plan account for 2008. For years prior to 2008, these amounts also include discretionary contributions to the Named Executive Officer's 401(k) plan account. These contributions were made in the form of units of the Level 3 Stock Fund.

(5)
Effective December 31, 2008, Mr. Hobbs stepped down from his position as our Executive Vice President, Operations.

(6)
Effective March 10, 2008, Mr. O'Hara stepped down from his position as our President and Chief Operating Officer.

(7)
Includes $500,000 payable as severance to Mr. Hobbs pursuant to his separation and general release agreement with Level 3 Communications, LLC.

(8)
Includes $585,000 paid as severance to Mr. O'Hara pursuant to his separation and general release agreement with Level 3 Communications, LLC and $900,000 pursuant to his consulting agreement.

John Neil Hobbs Termination Arrangements.

        Effective January 7, 2009, John Neil Hobbs entered into a Separation Agreement and General Release with Level 3 Communications, LLC ("Level 3 LLC"), on behalf of its parent and affiliates. Level 3 LLC is an indirect, wholly owned subsidiary of Level 3 Communications, Inc. The agreement confirmed the termination of Mr. Hobbs' employment with Level 3 LLC effective December 31, 2008. In addition, Mr. Hobbs resigned all of his officer and director or manager positions with each of our subsidiaries.

        Subject to the terms of the agreement, Level 3 LLC agreed to pay Mr. Hobbs one year of his base salary ($500,000), less withholding for federal and state taxes and less appropriate payroll deductions. Mr. Hobbs was also entitled to receive a bonus for 2008 performance, if awarded by the Compensation Committee. The Compensation Committee determined to award Mr. Hobbs a bonus of $600,000.

        In addition, all of Mr. Hobbs' OSOs that had vested prior to December 31, 2008 would be retained by Mr. Hobbs and be exercisable until the earlier of the respective expiration date of the OSO, or December 31, 2009. Any other OSOs awarded to Mr. Hobbs that had not vested as of December 31, 2008 were forfeited. As of December 31, 2008, these OSOs had a zero value.

        Mr. Hobbs and Level 3 LLC agreed that the restrictions on 477,898 restricted stock units or RSUs would lapse on December 31, 2008. The shares of common stock issuable upon the RSU restrictions lapsing will not be issued to Mr. Hobbs until the expiration of such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended. As of December 31, 2008, the shares of our common stock underlying these 477,898 RSUs had a value of $334,529.

        In exchange for the benefits offered in the agreement, Mr. Hobbs provided to Level 3 LLC: an agreement not to solicit our employees and our customers, subject to certain limitations for a period of 12 months; an agreement not to compete with us, subject to certain limitations for a period of 12 months; and a general release with respect to any claims arising out of his employment or separation from employment.

        Effective December 31, 2008, Hobbs Management, LLC, an entity controlled by Mr. Hobbs and Level 3 LLC also entered into a consulting agreement. This consulting agreement expires on the sooner of Mr. Hobbs obtaining employment or June 30, 2009 as well as for certain other reasons. No payments were made to Hobbs Management under the Hobbs Consulting Agreement during 2008.

Kevin J. O'Hara Termination Arrangements.

        Effective March 20, 2008, Mr. O'Hara entered into a Separation Agreement and General Release with Level 3 LLC, on behalf of its parent and affiliates. The agreement confirmed the termination of Mr. O'Hara's employment with Level 3 LLC effective March 10, 2008. In addition, as part of the agreement, Mr. O'Hara resigned all of his officer and director or manager positions with each of our subsidiaries.

        Pursuant to the terms of the agreement, Level 3 LLC paid to Mr. O'Hara one year of his base salary ($585,000) less withholding for federal and state taxes and less appropriate payroll deductions. In addition, all of Mr. O'Hara's OSO's that were awarded to him prior to March 2007 were fully vested and became exercisable until the earlier of the respective expiration date of the OSO, or September 9, 2009. Any OSO awards awarded after March 2007 were forfeited. As of December 31, 2008, these OSOs had a zero value. Pursuant to the agreement, as of April 1, 2008, all of the restrictions on Mr. O'Hara's outstanding 684,057 RSUs lapsed.

        In exchange for the benefits offered in the agreement, Mr. O'Hara provided to Level 3 LLC: an agreement not to solicit our employees and our customers, subject to certain limitations for a period of 12 months; an agreement not to compete with us, subject to certain limitations for a period of 12 months; and a general release with respect to any claims arising out of his employment or separation from employment.

        Effective March 20, 2008, Mr. O'Hara and Level 3 LLC also entered into a consulting agreement. The term of the consulting agreement began on March 20, 2008 and terminated in accordance with its terms on March 9, 2009.

Grants of Plan-Based Awards in 2008

        This table provides the following information about equity granted to the Named Executive Officers in 2008: (1) the grant date; (2) the number of shares underlying the RSUs awarded to the Named Executive Officers (3) the number of shares underlying OSOs awarded to the Named Executive Officers, (4) the initial strike price of the OSOs, which reflects the closing price of our common stock on the date prior to the grant date and (5) the grant date fair value of each equity award computed under SFAS 123R.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
James Q. Crowe	1/1/2008		32,706	$3.04	$129,159
	2/1/2008		32,706	$3.44	$146,154
	3/1/2008		32,706	$2.23	$94,744
	4/1/2008		38,511	$2.12	$106,058
	5/1/2008		38,511	$2.97	$148,581
	6/1/2008		38,511	$3.43	$171,593
	7/1/2008		38,511	$2.95	$147,580
	8/1/2008		38,511	$3.40	$170,092
	9/1/2008		38,511	$3.43	$171,593
	10/1/2008		38,511	$2.70	$135,073
	11/1/2008		38,511	$1.05	$52,529
	12/1/2008		38,511	$0.94	$47,027
	1/1/2008	98,118			$262,873
	4/1/2008	115,533			$215,857
	7/1/2008	115,533			$300,367
	10/1/2008	115,533			$274,912
Sunit S. Patel	1/1/2008		9,812	$3.04	$38,749
	2/1/2008		9,812	$3.44	$43,847
	3/1/2008		9,812	$2.23	$28,424
	4/1/2008		10,270	$2.12	$28,283
	5/1/2008		10,270	$2.97	$39,623
	6/1/2008		10,270	$3.43	$45,760
	7/1/2008		10,270	$2.95	$39,356
	8/1/2008		10,270	$3.40	$45,360
	9/1/2008		10,270	$3.43	$45,760
	10/1/2008		10,270	$2.70	$36,021
	11/1/2008		10,270	$1.05	$14,008
	12/1/2008		10,270	$0.94	$12,541
	1/1/2008	29,436			$78,864
	4/1/2008	30,810			$57,564
	4/1/2008	353,232			$659,963
	7/1/2008	30,810			$80,101
	10/1/2008	30,810			$73,313
Charles C. Miller, III	1/1/2008		13,083	$3.04	$51,666
	2/1/2008		13,083	$3.44	$58,464
	3/1/2008		13,083	$2.23	$37,899
	4/1/2008		13,083	$2.12	$36,030
	5/1/2008		13,083	$2.97	$50,476
	6/1/2008		13,083	$3.43	$58,294
	7/1/2008		13,083	$2.95	$50,136
	8/1/2008		13,083	$3.40	$57,784
	9/1/2008		13,083	$3.43	$58,294
	10/1/2008		13,083	$2.70	$45,887
	11/1/2008		13,083	$1.05	$17,845
	12/1/2008		13,083	$0.94	$15,976
	1/1/2008	39,249			$105,154
	4/1/2008	39,249			$73,331
	7/1/2008	39,249			$102,041
	10/1/2008	39,249			$93,393

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Thomas C. Stortz	1/1/2008		10,466	$3.04	$41,331
	2/1/2008		10,466	$3.44	$46,770
	3/1/2008		10,466	$2.23	$30,318
	4/1/2008		10,912	$2.12	$30,051
	5/1/2008		10,912	$2.97	$42,100
	6/1/2008		10,912	$3.43	$48,620
	7/1/2008		10,912	$2.95	$41,816
	8/1/2008		10,912	$3.40	$48,195
	9/1/2008		10,912	$3.43	$48,620
	10/1/2008		10,912	$2.70	$38,273
	11/1/2008		10,912	$1.05	$14,884
	12/1/2008		10,912	$0.94	$13,325
	1/1/2008	31,398			$84,120
	4/1/2008	32,736			$61,163
	4/1/2008	376,776			$703,952
	7/1/2008	32,736			$85,108
	10/1/2008	32,736			$77,896
Eric J. Mortensen	1/1/2008		2,290	$3.04	$9,043
	2/1/2008		2,290	$3.44	$10,233
	3/1/2008		2,290	$2.23	$6,634
	4/1/2008		2,290	$2.12	$6,307
	5/1/2008		2,290	$2.97	$8,835
	6/1/2008		2,290	$3.43	$10,203
	7/1/2008		2,290	$2.95	$8,776
	8/1/2008		2,290	$3.40	$10,114
	9/1/2008		2,290	$3.43	$10,203
	10/1/2008		2,290	$2.70	$8,032
	11/1/2008		2,290	$1.05	$3,124
	12/1/2008		2,290	$0.94	$2,796
	1/1/2008	6,870			$18,406
	4/1/2008	6,870			$12,836
	4/1/2008	82,440			$154,027
	7/1/2008	6,870			$17,861
	10/1/2008	6,870			$16,347
John Neil Hobbs	1/1/2008		5,887	$3.04	$23,248
	2/1/2008		5,887	$3.44	$26,307
	3/1/2008		5,887	$2.23	$17,054
	4/1/2008		10,000	$2.12	$27,540
	5/1/2008		10,000	$2.97	$38,582
	6/1/2008		10,000	$3.43	$44,557
	7/1/2008		10,000	$2.95	$38,322
	8/1/2008		10,000	$3.40	$44,167
	9/1/2008		10,000	$3.43	$44,557
	10/1/2008		10,000	$2.70	$35,074
	11/1/2008		10,000	$1.05	$13,640
	12/1/2008		10,000	$0.94	$12,211
	1/1/2008	17,661			$47,317
	4/1/2008	30,000			$56,051
	4/1/2008	300,000			$560,507
	7/1/2008	30,000			$77,995
	10/1/2008	30,000			$71,385

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Kevin J. O'Hara	1/1/2008		16,353	$3.04	$64,580
	2/1/2008		16,353	$3.44	$73,077
	3/1/2008		16,353	$2.23	$47,372
	1/1/2008	49,059			$131,437

(1)
This column shows the number of RSUs granted in 2008 to the Named Executive Officers. Each of these grants of RSUs, other than the grants of 353,232 RSUs made to Mr. Patel on April 1, 2008, 376,776 RSUs made to Mr. Stortz on April 1, 2008 and 82,440 RSUs made to Mr. Mortensen on April 1, 2008, will have their restrictions lapse in four equal installments on the first, second, third and fourth anniversaries of the date of grant. The grants made on April 1, 2008 to Messrs. Patel, Stortz and Mortensen listed in the previous sentence will vest in three equal installments on the first, second and third anniversaries of the date of grant.

(2)
This column shows the number of OSOs granted in 2008 to the Named Executive Officers. The number of shares issued upon exercise or settlement of OSOs is subject to increase or decrease based on the relative performance of our common stock when compared with the performance of the S&P 500® Index over the period between the date of grant of the OSO and the date immediately preceding the date of settlement. OSOs currently outstanding have a success multiplier ranging from zero to four depending upon the performance of our common stock relative to the S&P 500® Index. For details on the formula to determine the number of shares of our common stock that is issued upon settlement of vested OSOs, please see the discussion under the caption "2008 Executive Compensation Components—Stock Awards—OSOs," above. OSOs awarded on or after April 1, 2007 vest and fully settle on the third anniversary of the grant date. OSO awards provide for acceleration of vesting in the event of a change of control as defined in our 1995 Stock Plan, as amended.

(3)
OSOs have an initial exercise price that is equal to the closing market price of our common stock on the trading day immediately prior to the date of grant. This exercise price is referred to as the Initial Price. The Initial Price is adjusted over time (the "Adjusted Strike Price") until the settlement date. The adjustment is an amount equal to the percentage appreciation or depreciation in the value of the S&P 500® Index from the date of grant to the settlement date. The Adjusted Strike Price can not be adjusted below the Initial Price. The value of the OSO increases for increasing levels of outperformance. OSOs have a multiplier range from zero to four depending upon the performance of our common stock relative to the S&P 500® Index as shown in the following table. For details on the formula to determine the adjustment to the Initial Price for OSOs, please see the discussion under the caption "2008 Executive Compensation Components—Stock Awards—OSOs," above.

(4)
This column shows the full grant date fair value of RSUs under SFAS 123R and the full grant date fair value of OSOs under SFAS 123R granted to the Named Executive Officers, in 2008. Generally, the full grant date fair value is the amount that the company would expense in its financial statements over the award's vesting schedule. For purposes of the RSUs, fair value is calculated using the closing price of our stock the day before the grant date of $3.04 for January 1, 2008, $2.12 for April 1, 2008, $2.95 for July 1, 2008 and $2.70 for October 1, 2008. For purposes of the OSOs, the fair value is calculated using a calculation value factor of:

January 1, 2008	$4.48
February 1, 2008	$5.07
March 1, 2008	$3.29
April 1, 2008	$3.12
May 1, 2008	$4.38
June 1, 2008	$5.06
July 1, 2008	$4.35
August 1, 2008	$5.01
September 1, 2008	$5.06
October 1, 2008	$3.98
November 1, 2008	$1.55
December 1, 2008	$1.39

For additional information on the valuation assumptions with respect to the 2008 grants, refer to note 12 of our financial statements in our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.

Outstanding Equity Awards at 2008 Fiscal Year End

        The following table provides information on the current holdings of OSOs and RSUs by the Named Executive Officers. This table includes vested and unvested OSOs and unvested RSUs. Each grant is shown separately for each Named Executive Officer. The vesting schedule for each grant is shown following this table. For additional information about the OSO and RSU awards, see the descriptions under the caption "2008 Executive Compensation Components—Stock Awards" above. Because the number of shares underlying any OSO is subject to change by way of a formulaic multiplier based upon the performance of our common stock relative to the performance of the S&P 500® Index, a zero included in the columns titled Number of Securities Underlying Unexercised Options indicates that the OSOs comprising those specific grants have a zero multiplier resulting in a zero dollar value ($0) at December 31, 2008, indicating that our common stock price had not outperformed the S&P 500® Index from the grant date of these OSOs through December 31, 2008.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)(2)	Date	(#)		($)
James Q. Crowe	7/1/2005	0	0	$2.03	7/1/2009	118,750	(a)	$83,125
	10/1/2005	0	0	$2.32	10/1/2009	59,374	(b)	$41,562
	1/1/2006	0	0	$2.87	1/1/2010	59,374	(c)	$41,562
	4/1/2006	0	0	$5.18	4/1/2010	105,024	(d)	$73,517
	7/1/2006	0	0	$4.44	7/1/2010	147,177	(e)	$103,024
	10/1/2006	0	0	$5.39	10/1/2010	73,588	(f)	$51,512
	4/1/2007	0	0	$6.10	4/1/2010	73,588	(g)	$51,512
	5/1/2007	0	0	$5.56	5/1/2010	98,118	(h)	$68,683
	6/1/2007	0	0	$5.81	6/1/2010	115,533	(i)	$80,873
	7/1/2007	0	0	$5.85	7/1/2010	115,533	(j)	$80,873
	8/1/2007	0	0	$5.23	8/1/2010	115,533	(k)	$80,873
	9/1/2007	0	0	$5.23	9/1/2010
	10/1/2007	0	0	$4.65	10/1/2010
	11/1/2007	0	0	$3.03	11/1/2010
	12/1/2007	0	0	$3.36	12/1/2010
	1/1/2008	0	0	$3.04	1/1/2011
	2/1/2008	0	0	$3.44	2/1/2011
	3/1/2008	0	0	$2.23	3/1/2011
	4/1/2008	0	0	$2.12	4/1/2011
	5/1/2008	0	0	$2.97	5/1/2011
	6/1/2008	0	0	$3.43	6/1/2011
	7/1/2008	0	0	$2.95	7/1/2011
	8/1/2008	0	0	$3.40	8/1/2011
	9/1/2008	0	0	$3.43	9/1/2011
	10/1/2008	0	0	$2.70	10/1/2011
	11/1/2008	0	0	$1.05	11/1/2011
	12/1/2008	0	0	$0.94	12/1/2011

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)(2)	Date	(#)		($)
Sunit S. Patel	1/1/2005	0	0	$2.47	1/1/2009	50,000	(l)	$35,000
	7/1/2005	0	0	$2.03	7/1/2009	38,750	(a)	$27,125
	10/1/2005	0	0	$2.32	10/1/2009	19,374	(b)	$13,562
	1/1/2006	0	0	$2.87	1/1/2010	19,374	(c)	$13,562
	4/1/2006	0	0	$5.18	4/1/2010	31,508	(d)	$22,056
	7/1/2006	0	0	$4.44	7/1/2010	44,154	(e)	$30,908
	10/1/2006	0	0	$5.39	10/1/2010	22,077	(f)	$15,454
	4/1/2007	0	0	$6.10	4/1/2010	22,077	(g)	$15,454
	5/1/2007	0	0	$5.56	5/1/2010	29,436	(h)	$20,605
	6/1/2007	0	0	$5.81	6/1/2010	30,810	(i)	$21,567
	7/1/2007	0	0	$5.85	7/1/2010	353,232	(m)	$247,262
	8/1/2007	0	0	$5.23	8/1/2010	30,810	(j)	$21,567
	9/1/2007	0	0	$5.23	9/1/2010	30,810	(k)	$21,567
	10/1/2007	0	0	$4.65	10/1/2010
	11/1/2007	0	0	$3.03	11/1/2010
	12/1/2007	0	0	$3.36	12/1/2010
	1/1/2008	0	0	$3.04	1/1/2011
	2/1/2008	0	0	$3.44	2/1/2011
	3/1/2008	0	0	$2.23	3/1/2011
	4/1/2008	0	0	$2.12	4/1/2011
	5/1/2008	0	0	$2.97	5/1/2011
	6/1/2008	0	0	$3.43	6/1/2011
	7/1/2008	0	0	$2.95	7/1/2011
	8/1/2008	0	0	$3.40	8/1/2011
	9/1/2008	0	0	$3.43	9/1/2011
	10/1/2008	0	0	$2.70	10/1/2011
	11/1/2008	0	0	$1.05	11/1/2011
	12/1/2008	0	0	$0.94	12/1/2011
Charles C. Miller, III	7/1/2005	0	0	$2.03	7/1/2009	55,000	(l)	$38,500
	10/1/2005	0	0	$2.32	10/1/2009	47,500	(a)	$33,250
	1/1/2006	0	0	$2.87	1/1/2010	23,750	(b)	$16,625
	4/1/2006	0	0	$5.18	4/1/2010	23,750	(c)	$16,625
	7/1/2006	0	0	$4.44	7/1/2010	31,508	(d)	$22,056
	10/1/2006	0	0	$5.39	10/1/2010	58,873	(e)	$41,211
	4/1/2007	0	0	$6.10	4/1/2010	29,436	(f)	$20,605
	5/1/2007	0	0	$5.56	5/1/2010	29,436	(g)	$20,605
	6/1/2007	0	0	$5.81	6/1/2010	39,249	(h)	$27,474
	7/1/2007	0	0	$5.85	7/1/2010	39,249	(i)	$27,474
	8/1/2007	0	0	$5.23	8/1/2010	39,249	(j)	$27,474
	9/1/2007	0	0	$5.23	9/1/2010	39,249	(k)	$27,474
	10/1/2007	0	0	$4.65	10/1/2010
	11/1/2007	0	0	$3.03	11/1/2010
	12/1/2007	0	0	$3.36	12/1/2010
	1/1/2008	0	0	$3.04	1/1/2011
	2/1/2008	0	0	$3.44	2/1/2011
	3/1/2008	0	0	$2.23	3/1/2011
	4/1/2008	0	0	$2.12	4/1/2011
	5/1/2008	0	0	$2.97	5/1/2011
	6/1/2008	0	0	$3.43	6/1/2011
	7/1/2008	0	0	$2.95	7/1/2011
	8/1/2008	0	0	$3.40	8/1/2011
	9/1/2008	0	0	$3.43	9/1/2011
	10/1/2008	0	0	$2.70	10/1/2011
	11/1/2008	0	0	$1.05	11/1/2011
	12/1/2008	0	0	$0.94	12/1/2011

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)(2)	Date	(#)		($)
Thomas C. Stortz	1/1/2005	0	0	$2.47	1/1/2009	60,000	(l)	$42,000
	7/1/2005	0	0	$2.03	7/1/2009	38,750	(a)	$27,125
	10/1/2005	0	0	$2.32	10/1/2009	19,374	(b)	$13,562
	1/1/2006	0	0	$2.87	1/1/2010	19,374	(c)	$13,562
	4/1/2006	0	0	$5.18	4/1/2010	39,384	(d)	$27,569
	7/1/2006	0	0	$4.44	7/1/2010	47,097	(e)	$32,968
	10/1/2006	0	0	$5.39	10/1/2010	23,548	(f)	$16,484
	4/1/2007	0	0	$6.10	4/1/2010	23,548	(g)	$16,484
	5/1/2007	0	0	$5.56	5/1/2010	31,398	(h)	$21,979
	6/1/2007	0	0	$5.81	6/1/2010	32,736	(i)	$22,915
	7/1/2007	0	0	$5.85	7/1/2010	376,776	(m)	$263,743
	8/1/2007	0	0	$5.23	8/1/2010	32,736	(j)	$22,915
	9/1/2007	0	0	$5.23	9/1/2010	32,736	(k)	$22,915
	10/1/2007	0	0	$4.65	10/1/2010
	11/1/2007	0	0	$3.03	11/1/2010
	12/1/2007	0	0	$3.36	12/1/2010
	1/1/2008	0	0	$3.04	1/1/2011
	2/1/2008	0	0	$3.44	2/1/2011
	3/1/2008	0	0	$2.23	3/1/2011
	4/1/2008	0	0	$2.12	4/1/2011
	5/1/2008	0	0	$2.97	5/1/2011
	6/1/2008	0	0	$3.43	6/1/2011
	7/1/2008	0	0	$2.95	7/1/2011
	8/1/2008	0	0	$3.40	8/1/2011
	9/1/2008	0	0	$3.43	9/1/2011
	10/1/2008	0	0	$2.70	10/1/2011
	11/1/2008	0	0	$1.05	11/1/2011
	12/1/2008	0	0	$0.94	12/1/2011
Eric J. Mortensen	1/1/2005	0	0	$2.47	1/1/2009	12,500	(l)	$8,750
	7/1/2005	0	0	$2.03	7/1/2009	3,875	(a)	$2,713
	10/1/2005	0	0	$2.32	10/1/2009	3,500	(b)	$2,450
	1/1/2006	0	0	$2.87	1/1/2010	3,500	(c)	$2,450
	4/1/2006	0	0	$5.18	4/1/2010	10,305	(e)	$7,214
	7/1/2006	0	0	$4.44	7/1/2010	5,152	(f)	$3,606
	10/1/2006	0	0	$5.39	10/1/2010	5,152	(g)	$3,606
	4/1/2007	0	0	$6.10	4/1/2010	6,870	(h)	$4,809
	5/1/2007	0	0	$5.56	5/1/2010	6,870	(i)	$4,809
	6/1/2007	0	0	$5.81	6/1/2010	82,440	(m)	$57,708
	7/1/2007	0	0	$5.85	7/1/2010	6,870	(j)	$4,809
	8/1/2007	0	0	$5.23	8/1/2010	6,870	(k)	$4,809
	9/1/2007	0	0	$5.23	9/1/2010
	10/1/2007	0	0	$4.65	10/1/2010
	11/1/2007	0	0	$3.03	11/1/2010
	12/1/2007	0	0	$3.36	12/1/2010
	1/1/2008	0	0	$3.04	1/1/2011
	2/1/2008	0	0	$3.44	2/1/2011
	3/1/2008	0	0	$2.23	3/1/2011
	4/1/2008	0	0	$2.12	4/1/2011
	5/1/2008	0	0	$2.97	5/1/2011
	6/1/2008	0	0	$3.43	6/1/2011
	7/1/2008	0	0	$2.95	7/1/2011
	8/1/2008	0	0	$3.40	8/1/2011
	9/1/2008	0	0	$3.43	9/1/2011
	10/1/2008	0	0	$2.70	10/1/2011
	11/1/2008	0	0	$1.05	11/1/2011
	12/1/2008	0	0	$0.94	12/1/2011

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)(2)	Date	(#)	($)
John Neil Hobbs	1/1/2005	0	0	$2.47	1/1/2009
	7/1/2005	0	0	$2.03	7/1/2009
	10/1/2005	0	0	$2.32	10/1/2009
	1/1/2006	0	0	$2.87	1/1/2010
	4/1/2006	0	0	$5.18	4/1/2010
	7/1/2006	0	0	$4.44	7/1/2010
	10/1/2006	0	0	$5.39	10/1/2010
Kevin J. O'Hara	10/1/2005	0	0	$2.32	10/1/2009
	1/1/2006	0	0	$2.87	1/1/2010
	4/1/2006	0	0	$5.18	4/1/2010
	7/1/2006	0	0	$4.44	7/1/2010
	10/1/2006	0	0	$5.39	10/1/2010

(1)
The number of shares of our common stock indicated in this column is the result of determining the OSO value at December 31, 2008, and has been computed based upon the OSO formula and multiplier as of that date and the closing sale price of our common stock on that date. For additional information on the valuation assumptions we made with respect to these grants, refer to note 12 of our financial statements in our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. The value of an OSO is subject to change based upon the performance of our common stock relative to the performance of the S&P 500® Index from the time of the grant of the OSO award until the award is exercised or settled, as the case may be. Since the value of an OSO depends on the degree to which our common stock outperforms the index, the number of shares issued upon exercise or settlement of a vested OSO will change from time to time.

(2)
OSOs have an initial strike price that is equal to the closing market price of our common stock on the trading day immediately prior to the date of grant. This initial strike price is referred to as the Initial Price. When an employee elects to exercise an OSO or on the settlement date, as the case may be, the Initial Price is adjusted—as of the date of that exercise or settlement—by a percentage that is equal to the aggregate percentage increase or decrease in the S&P 500® Index over the period beginning on the date of grant and ending on the trading day immediately preceding the date of exercise or settlement of the OSO. The amounts shown in this column represent the adjusted exercise price for the OSOs as of December 31, 2008

Vesting Information

OSOs

        OSOs granted prior to April 1, 2007, vest 50% on the first anniversary of the grant date, and the remaining 50% vest in equal quarterly installments so that the award is fully vested at the end of the second year after the grant date. All OSOs granted on or after April 1, 2007 vest and fully settle on the third anniversary of the grant date. OSO awards provide for acceleration of vesting in the event of a change of control as defined in our 1995 Stock Plan, as amended.

RSUs

(a)
vests 100% on July 1, 2009

(b)
vests in equal installments on July 1, 2009 and 2010

(c)
vests in equal installments on October 1, 2009 and 2010

(d)
vests in equal installments on February 26, 2009 and 2010

(e)
vests in equal installments on April 1, 2009, 2010 and 2011

(f)
vests in equal installments on July 1, 2009, 2010 and 2011

(g)
vests in equal installments on October 1, 2009, 2010 and 2011

(h)
vests in equal installments on January 1, 2009, 2010, 2011 and 2012

(i)
vests in equal installments on April 1, 2009, 2010, 2011 and 2012

(j)
vests in equal installments on July 1, 2009, 2010, 2011 and 2012

(k)
vests in equal installments on October 1, 2009, 2010, 2011 and 2012

(l)
vests 100% on April 1, 2009

(m)
vests in equal installments on April 1, 2009, 2010 and 2011

Options Exercised and Stock Vested in 2008

        The following table provides information, for the Named Executive Officers, relating to (1) OSO exercises during 2008, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the lapsing of restrictions for RSUs and the value realized, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James Q. Crowe	0	$0	1,427,900	$4,321,161
Sunit S. Patel	1,539	$4,506	192,702	$464,206
Charles C. Miller, III	0	$0	260,027	$620,703
Thomas C. Stortz	1,758	$5,150	208,603	$499,001
Eric J. Mortensen	150	$438	26,746	$64,185
John Neil Hobbs	926	$2,713	131,541	$320,240
Kevin J. O'Hara	106,304	$414,585	789,085	$2,403,212

Potential Payments Upon Termination

        As described in the Compensation Discussion and Analysis above, the Named Executive Officers do not have employment, severance or change of control agreements with us. However, in connection with their departures, both Mr. O'Hara and Mr. Hobbs executed with us separation agreements which provided for the payment of severance as well as consulting agreements, which are described above. All other references to the Named Executive Officers in this section do not include Messrs. O'Hara and Hobbs.

        The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the Named Executive Officer's employment had terminated on December 31, 2008, given the Named Executive Officer's compensation and, if applicable, based on our closing stock price on that date. These benefits are the same as benefits available generally to salaried employees, such as distributions under our 401(k) plan and disability benefits. As the Named Executive Officers do not have severance agreements or other special arrangements in connection with a possible layoff, this presentation does not reflect benefits that may be available in such situations under company plans and arrangements that are available to all salaried employees on a non-discriminatory basis.

        Due to the number of factors that affect the nature and amount of any benefits provided upon the occurrence of the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our common stock price and the executive's age.

        Death, Disability and Retirement.    If one of the Named Executive Officers were to die, become disabled or retire, any unexercisable OSOs granted prior to April 1, 2007 would become and remain exercisable until the earlier of (i) one year from the date of death, disability or retirement and (ii) the expiration date of the grant. For OSOs granted after April 1, 2007, the OSOs will remain outstanding until the applicable settlement date. Any remaining restrictions on awards of RSUs would lapse immediately. For these purposes, "disability" generally means total disability, resulting in the grantee being unable to perform his job. At December 31, 2008, Messrs. Crowe, Miller and Stortz are the only Named Executive Officers who were eligible to retire pursuant to our retirement benefit opportunity. The information presented in the following table is provided with respect to OSOs that will become exercisable and RSUs the restrictions upon which will lapse upon the death or disability of the Named Executive Officers. Information with respect to OSOs that are currently exercisable is not included as the ability of the Named Executive Officers to exercise those instruments is not affected by these events. The information provided for Messrs. Crowe, Miller and Stortz would be the same information that would be presented to show the value of awards upon their retirement. OSO value is determined based upon the OSO mechanisms described above as of December 31, 2008. RSU value is determined based on the closing price of our common stock on December 31, 2008.

	OSOs	RSUs	Total
James Q. Crowe	$0	$757,114	$757,114
Sunit S. Patel	$0	$505,688	$505,688
Charles C. Miller, III	$0	$319,374	$319,374
Thomas C. Stortz	$0	$544,220	$544,220
Eric J. Mortensen	$0	$107,733	$107,733
John Neil Hobbs	$0	$0	$0
Kevin J. O'Hara	$0	$0	$0

        Change of Control.    As described above in the Compensation Discussion and Analysis, OSOs will automatically be exercised and cashed out or settled, as the case may be, upon the occurrence of a change of control of Level 3 Communications, Inc. as defined in our 1995 Stock Plan, and any remaining restrictions on RSUs would lapse immediately upon such a change of control of Level 3 Communications, Inc.

        So that our RSUs will be compliant with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, we have also added a requirement that the change of control must also qualify as a "change in control event" as defined in Treasury Regulation 1.409A-3(i)(5)(i). In the event that there is a change in control as defined by the 1995 Stock Plan that does not qualify as a change in control event under Section 409A, if the Named Executive Officer undergoes a separation from service on account of his termination of employment by us without cause following that change in control, we will, in our sole discretion, either (a) issue all unissued shares of our common stock issuable pursuant to the RSU award to the employee or (b) pay the employee in a combination of cash and stock the value of those shares of our common stock as provided for in the 1995 Stock Plan.

        The following table summarizes the dollar value, as of December 31, 2008, of these accelerations assuming that a change of control that qualifies as a change of control event of Level 3 Communications, Inc. or termination of the Named Executive Officers had occurred on December 31, 2008.

        OSO value is determined based upon the OSO mechanisms for a change of control described above, and is calculated at the highest value during the 60 day period prior to December 31, 2008, as dictated by the terms of the OSO awards.

	OSOs	RSUs	Total
James Q. Crowe	$41,592	$757,114	$798,706
Sunit S. Patel	$11,092	$505,688	$516,780
Charles C. Miller, III	$14,130	$319,374	$333,504
Thomas C. Stortz	$11,785	$544,220	$556,005
Eric J. Mortensen	$2,473	$107,733	$110,206
John Neil Hobbs	$0	$0	$0
Kevin J. O'Hara	$0	$0	$0

        In addition, we will provide gross-ups for our Named Executive Officers from any taxes due under Section 4999 of the Internal Revenue Code of 1986 incident to a change of control. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive's personal compensation history. As of December 31, 2008, no Named Executive Officer would have received a gross-up for any taxes due under Section 4999 of the Internal Revenue Code of 1986.

        At December 31, 2008, our Named Executive Officers do not have any non-compete agreements.

Director Compensation

        During 2008, each of our directors who was not employed by us during 2008 (except for our Chairman, Mr. Scott, whose compensation is discussed below) earned fees consisting of a $75,000 annual cash retainer. The directors who serve as the chairmen of the Audit Committee and the Compensation Committee each earned an additional $30,000 annual cash retainer for serving as chairmen of those committees. The chairman of the Nominating and Governance Committee receives an additional $20,000 for serving as chairman of that committee. Any member of the Board who was not employed by us during 2008 earned a $15,000 annual cash retainer for each non-chair membership on the Audit Committee and the Compensation Committee. Any member of the Board who was not employed by us during 2008 earned a $10,000 annual cash retainer for each non-chair membership on the Nominating and Governance Committee. These payments are made on a quarterly basis. During 2008 certain committee assignments were modified, and as a result, retainer payments were adjusted prospectively for these changes. Walter Scott, Jr., our Chairman of the Board, received an annual cash retainer of $250,000 for serving as our Chairman of the Board. This retainer is paid on a monthly basis.

        We also compensate our non-employee directors (except for our Chairman, Mr. Scott, whose compensation is discussed below) with grants of restricted stock. Each non-employee member of the Board receives quarterly grants of restricted stock having a value of $37,500 at the time of grant which amount to an annual aggregate grant value of $150,000 for each such director. The number of shares of restricted stock granted is determined by dividing $37,500 by the closing price of our common stock on the NASDAQ Global Select Market on the last trading day of the quarter. Beginning with 2009 compensation, the total number of shares of restricted stock issued to each non-employee member of the Board with respect to a calendar year's compensation will be subject to an overall cap of 100,000 shares of common stock. Walter Scott, Jr., our Chairman of the Board, also receives quarterly grants of restricted stock having a value of $45,000 at the time of grant which amount to an annual aggregate grant value of $180,000. The number of shares of restricted stock granted to Mr. Scott is determined by dividing $45,000 by the closing price of our common stock on the NASDAQ Global Select Market on the last trading day of the quarter. Beginning with 2009 compensation, the total number of shares of restricted stock issued to Mr. Scott with respect to a calendar year's compensation will be subject to an overall cap of 120,000 shares of common stock. These shares of restricted stock granted for 2008 compensation will generally vest 100% on the later of 1) April 1, 2009 and 2) the first trading day on which transactions in our securities are permitted by our insider trading policy after April 1, 2009, if trading is not permitted on April 1, 2009.

        We also award an initial grant of shares of restricted stock to new members of our Board. This initial grant has a value of $150,000 on the date of grant. This initial grant of restricted stock vests 100% on the third anniversary of the date of grant. During 2008, we did not make any initial grants of restricted stock to new Board members.

        We reimburse our non-employee directors for travel, lodging and other reasonable out-of-pocket expenses in connection with the attendance at Board, committee and stockholder meetings, as well as for other reasonable expenses related to service on the Board. We also provide liability insurance for our directors and officers. A group of insurance companies provides this coverage, with XL Specialty Insurance Company as the primary carrier, which extends until March 2010. The annual cost of this coverage is approximately $4 million.

        We do not maintain any pension, nonqualified defined contribution or other deferred compensation plans for our non-employee directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation		Total
Walter Scott, Jr., Chairman	$250,000	$179,999	$82,221	(2)	$512,220
R. Douglas Bradbury(3)	0	0	0		0
Douglas C. Eby	$82,500	$183,127	0		$265,627
James O. Ellis, Jr.	$95,000	$158,336	0		$253,336
Richard R. Jaros	$105,000	$150,003	0		$255,003
Robert E. Julian	$101,250	$150,003	0		$251,253
Michael J. Mahoney	$82,500	$183,127	0		$265,627
Arun Netravali	$90,000	$150,003	0		$240,003
John T. Reed	$115,000	$150,003	0		$265,003
Michael B. Yanney	$85,000	$150,003	0		$235,003
Albert C. Yates	$93,750	$158,336	0		$252,086

    (1)
    This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of shares of restricted stock granted in 2008 as well as those granted in prior fiscal years. These values have been calculated in accordance with SFAS 123R using the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the effect of estimated forfeitures related to service-based vesting conditions. For additional information relating to the assumptions made by us in valuing these awards for 2008, refer to note 12 of our financial statements in our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. The amounts in this column reflect our compensation expense for these awards, and may not correspond to the actual value that will be recognized by the non-employee directors. The full grant date fair value of the restricted stock issued to our non-employee directors during 2008 is as follows: Mr. Walter Scott—$180,000 and all other non-employee directors—$150,000.

      The following indicates the shares of restricted stock held by our non-employee directors at December 31, 2008:

Walter Scott, Jr.	117,433
R. Douglas Bradbury	0
Douglas C. Eby	129,440
James O. Ellis, Jr.	97,861
Richard R. Jaros	97,861
Robert E. Julian	97,861
Michael J. Mahoney	129,440
Arun Netravali	97,861
John T. Reed	97,861
Michael B. Yanney	97,861
Albert C. Yates	97,861
    (2)
    We provide secretarial services to Mr. Scott. The amount indicated represents our incremental costs for the provision of those secretarial services.

    (3)
    R. Douglas Bradbury joined the Board of Directors in February 2009.

Certain Relationships and Related Transactions

        Review and Approval of Related Party Transactions.    We review all relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants pursuant to a written related party transactions policy to determine whether these persons have a direct or indirect material interest. Members of our Legal Department are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in our Proxy Statement. In addition, our Audit Committee reviews and approves or ratifies any related person transaction that has a value equal to or in excess of $50,000. In the course of its review and approval or ratification of a related party transaction that meets this threshold, the Audit Committee will consider:

  •
  the benefits to the company;

  •
  the effect on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

  •
  the availability of other sources for comparable products or services;

  •
  the terms of the transaction;

  •
  the terms available to unrelated third parties or to employees generally; and

  •
  any other matters the Audit Committee deems appropriate.

        Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such member may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

  Related Party Transactions

        The Audit Committee has reviewed and approved or ratified all of the following transactions.

        Company Aircraft.    We permit the personal use of our aircraft by certain members of our senior management. This personal use of our aircraft is done pursuant to an Aircraft Time-Share Agreement, which provides that we will charge the individual our incremental cost to operate the aircraft as allowed by Part 91 of the U.S. Federal Aviation Administration regulations for personal use of corporate aircraft. The rate used for the first seven months of 2008 was $1,500 per hour of use and $2,000 per hour of use for the last five months of 2008. We received a total payment in the amount of $179,993 from Mr. Crowe under his agreement for the period January 1, 2008 to December 31, 2008, and a total payment in the amount of $35,851 from Mr. O'Hara under his agreement for the period January 1, 2008 to March 10, 2008.

        We note that when a guest accompanies a member of our senior management on business travel and when required by applicable Internal Revenue Service regulations, we impute as income the cost of that additional travel to that executive. To calculate the amount of imputed income, we use the Internal Revenue Service's Standard Industry Fare Level, or SIFL, rates. For 2008, Mr. Crowe had $2,045 of imputed income, Mr. Miller had $1,012 of imputed income and Mr. O'Hara had $3,007 of imputed income.

        For additional information regarding the use of personal aircraft, please see "Compensation Discussion and Analysis—2008 Executive Compensation Components—Perquisites" above.

        December 2008 Tender Offers and Issuance of Our 15% Convertible Senior Notes due 2013.    In December 2008, we closed the offering and sale of $400,000,000 aggregate principal amount of our 15% Convertible Senior Notes due 2013, or the 15% notes. Two of our largest stockholders, Fairfax Financial Holdings and Southeastern Asset Management, on behalf of its advisory clients, each purchased $100,062,000 aggregate principal amount of the 15% notes, and two members of the Board, Walter Scott, Jr. and Robert E. Julian, directly and through related accounts, purchased $36,976,000 aggregate principal amount and $2,900,000 aggregate principal amount of the 15% notes, respectively. Each of Fairfax Financial Holdings and Southeastern Asset Management, on behalf of its advisory clients, Walter Scott, Jr. and his related accounts and Robert E. Julian and his related accounts paid the same purchase price for the 15% notes and received identical 15% notes as all other purchasers of the 15% notes.

        The 15% notes will mature on January 15, 2013 and pay 15 percent annual cash interest. The 15% notes are convertible by holders into shares of our common stock, at an initial conversion price of $1.80 per share (which is equivalent to a conversion rate of 555.5556 shares of common stock per $1,000 principal amount of the 15% notes), subject to adjustment upon certain events, at any time before the close of business on January 15, 2013. Holders of the 15% notes may require us to repurchase all or any part of their 15% notes upon the occurrence of a designated event (such as a change of control of the company or a termination of trading of the company's common stock) at a price equal to 100% of the principal amount of the 15% notes, plus accrued and unpaid interest to, but excluding, the repurchase date, if any. In addition, if a holder elects to convert its 15% notes in connection with certain changes in control, we will pay, to the extent described in the indenture relating to the 15% notes, a make-whole premium by increasing the number of shares deliverable upon conversion of such 15% notes.

        We used the proceeds of the issuance of the 15% notes to fund the cash tender offers for our 6% Convertible Subordinated Notes due 2009, 6% Convertible Subordinated Notes due 2010 and 2.875% Convertible Senior Notes due 2010 that we also completed in December 2008.

        Mr. Scott and his related accounts tendered $28,500,000 aggregate principal amount of our 6% Convertible Subordinated Notes due 2009 in our December 2008 cash tender offer for those notes and received $26,220,000 plus accrued and unpaid interest. Mr. Scott and his related accounts also tendered $15,400,000 aggregate principal amount of our 6% Convertible Subordinated Notes due 2010 in our December 2008 cash tender offer for those notes and received $10,780,000 plus accrued and unpaid interest. Mr. Julian and his related accounts tendered $4,161,000 aggregate principal amount of our 6% Convertible Subordinated Notes due 2010 in our December 2008 cash tender offer for those notes and received $2,912,700 plus accrued and unpaid interest. The terms and conditions of Mr. Scott's and his related accounts' and Mr. Julian's and his related accounts' participation in the tender offers were identical to the terms and conditions for all other participants in the tender offers.

        Mr. Scott, Mr. Julian and Mr. Eby did not participate in the Board's review and approval of the offering and sale of the 15% notes and the cash tender offers described above. Mr. Reed, chairman of the Audit Committee, participated in the full Board's review and approval of these transactions.

REVERSE STOCK SPLIT PROPOSAL

        Again this year, we are asking stockholders to approve a proposal to grant the Board discretionary authority to effect a reverse stock split pursuant to one of four alternative ratios. This proposal is essentially identical to the proposal that was approved by our stockholders at the 2005, 2006, 2007 and 2008 Annual Meetings.

        A reverse stock split would reduce the number of outstanding shares of our common stock, and the holdings of each stockholder, according to the same formula. The proposal calls for four possible reverse stock split ratios: 1-for-5, 1-for-10, 1-for-15 and 1-for-20.

        If the proposal is approved, the Board will have the discretion to effect one reverse stock split at any time prior to May 19, 2010 using one of the approved ratios, or to choose not to effect a reverse stock split at all, based on its determination of which action is in the best interests of Level 3 and its stockholders. The Board reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

        The Board did not elect to exercise its discretionary authority to implement a reverse stock split that was given at the 2008 Annual Meeting because the Board concluded that circumstances did not warrant the implementation of a reverse stock split. We are asking stockholders to approve this proposal again at the 2009 Annual Meeting for the reasons that we describe below.

        We currently have 2.25 billion authorized shares of common stock. Please see the "COMMON STOCK PROPOSAL" for additional information regarding the proposal to increase the number of authorized shares of our common stock by 250 million from 2.25 billion to 2.5 billion. As of March 27, 2009, the record date for the Annual Meeting, XXXXXX shares of common stock were issued and outstanding. "Authorized" shares represent the number of shares of common stock that we are permitted to issue under our Restated Certificate of Incorporation. Since we do not have any shares of our common stock that we have repurchased, which are referred to as "treasury shares," the number of shares of common stock "outstanding" represents the number of shares of common stock that we have actually issued from the pool of authorized shares of common stock. The reverse stock split, if implemented, would have the principal effect of reducing both the outstanding number of shares of common stock and the authorized number of shares of common stock by the ratio selected by the Board, and, except for the effect of fractional shares, each stockholder's proportionate ownership interest in the company would be the same immediately before and after the reverse stock split.

Purposes of the Reverse Stock Split

        The purpose of implementing a reverse stock split would be to attempt to increase the per share trading value of our common stock to one that is more typical of the share prices of other widely owned public companies. Our Board intends to effect the proposed reverse stock split only if the implementation of a reverse stock split is determined by the Board to be in the best interest of Level 3 and its stockholders. If the trading price of our common stock increases without a reverse stock split, the Board may exercise its discretion not to implement a reverse split.

        We believe that a number of institutional investors and investment funds are reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms are reluctant to recommend lower-priced stocks to their clients. By effecting a reverse stock split, we may be able to raise our common stock price to a level where our common stock would be viewed more favorably by potential investors.

        Other investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. A higher stock price after a reverse stock split should reduce this concern.

        The combination of lower transaction costs and increased interest from institutional investors and investment funds could have the effect of improving the trading liquidity of our common stock.

        Our common stock currently trades on the NASDAQ Stock Market under the symbol "LVLT." The NASDAQ Stock Market has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One of these criteria is that the Level 3 common stock have a trading price that is greater than or equal to $1.00 per share. The NASDAQ Stock Market has temporarily suspended the application of the $1.00 listing requirement. As of today, we meet all of the NASDAQ Stock Market's continued listing criteria, other than the $1.00 minimum trading price requirement. Although we do not believe that we currently have an issue relating to the continued listing of our common stock on the NASDAQ Stock Market, we believe that approval of this proposal would provide the Board with the ability to meet the continued listing standard in the future, to the extent that our common stock price would not otherwise meet the minimum trading requirements then in effect.

        The Board believes that stockholder approval of four potential exchange ratios (rather than a single exchange ratio) provides the Board with the flexibility to achieve the desired results of a reverse stock split. If the stockholders approve this proposal, the Board would effect a reverse stock split only upon the Board's determination that a reverse stock split would be in the best interests of the stockholders at that time. To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio from among the four ratios described in this Proxy Statement. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by stockholders, and the Board determines to implement any of the reverse stock split ratios, we would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the Board selects.

        You should keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of the Level 3 business or your proportional ownership in Level 3. You should also consider that in many cases, the market price of a company's shares declines after a reverse stock split.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of our common stock (the aggregate value of all Level 3 common stock at the then market price) after the implementation of a reverse stock split will be equal to or greater than the total market capitalization before a reverse stock split or that the per share market price of our common stock following a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split.

        There can be no assurance that the market price per new share of our common stock after a reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before a reverse stock split. For example, based on the closing price of our common stock on March XX, 2009 of $XXX per share, if the Board were to implement the reverse stock split and utilize a ratio of 1-for-10, we cannot assure you that the post-split market price of our common stock would be $XX.XX (that is, $XXX × 10) per share or greater. In many cases, the market price of a company's shares declines after a reverse stock split.

        Accordingly, the total market capitalization of our common stock after a reverse stock split when and if implemented may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following a reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

If a reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

        While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that a reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

A decline in the market price of our common stock after a reverse stock split is implemented may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following such a reverse stock split.

        If a reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

        If approved and implemented, the principal effects of a reverse stock split would include the following:

  •
  depending on the ratio for the reverse stock split selected by the Board, each 5, 10, 15 or 20 shares of our common stock that you own will be combined into one new share of common stock;

  •
  the number of shares of common stock issued and outstanding will be reduced proportionately based on the ratio selected by the Board;

  •
  the total number of shares of common stock that we are authorized to issue will be reduced proportionately based on the ratio selected by the Board;

  •
  appropriate adjustments will be made to RSUs, OSOs and other securities convertible into shares of our common stock granted under our plans to maintain the economic value of the awards;

  •
  the number of shares reserved for issuance under our 1995 Stock Plan will be reduced proportionately based on the ratio selected by the Board (and any other appropriate adjustments or modifications will be made under the plans); and

  •
  the conversion price of our convertible notes and warrants to purchase our common stock and the number of shares reserved for issuance upon conversion or exercise will be adjusted in accordance with their terms based on the ratio selected by the Board.

        The common stock resulting from a reverse stock split will remain fully paid and non-assessable. A reverse stock split will not affect the public registration of the common stock under the Securities Exchange Act of 1934.

        If implemented, a reverse stock split would not have any effect on our current dividend policy. Our current dividend policy, in effect since April 1, 1998, is to retain future earnings for use in our business. As a result, our directors and management do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future. In addition, we are effectively restricted under certain debt covenants from paying cash dividends on shares of our common stock.

        A reverse stock split would not, by itself, affect our assets or business prospects. Also, if approved and implemented, a reverse stock split may result in some stockholders owning "odd lots" of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits of a reverse stock split.

Fractional Shares

        No fractional certificates will be issued in connection with a reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of common stock not evenly divisible by the number selected by the Board for a reverse stock split ratio will be entitled, upon surrender of any certificate(s) representing such shares, to a cash payment in lieu thereof. We would arrange for a third party to aggregate the fractional shares of registered stockholders, sell them in the open market and deliver the proceeds to those stockholders. We will pay any brokerage commissions in connection with that sale.

        Stockholders who otherwise would be entitled to receive fractional shares will only be entitled to a cash payment in lieu of such shares and will no longer have any rights as a stockholder with respect to the shares of common stock that would have been exchanged for such fractional shares.

Authorized Shares

        A reverse stock split would affect all issued and outstanding shares of Level 3 common stock and outstanding rights to acquire Level 3 common stock. Upon the effectiveness of a reverse stock split, the total number of shares of common stock that we are authorized to issue would be reduced proportionately based on the ratio selected by the Board. As of the record date for the Annual Meeting, we had 2.25 billion shares of authorized common stock and approximately XXXXX shares of common stock issued and outstanding. Authorized but unissued shares will be available for issuance, and we may issue these shares in the future. If we issue additional shares, the ownership interest of holders of our common stock will be diluted. See "COMMON STOCK PROPOSAL" for more information regarding the proposal to amend our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, par value $.01 per share by 250 million from 2.25 billion to 2.5 billion.

Accounting Matters

        The par value of the common stock will remain at $.01 per share after a reverse stock split. As a result, as of the effective time, the stated capital on our balance sheet attributable to our common stock would be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. In future financial statements, we would restate net income or loss and other per share amounts for periods ending before a reverse stock split to give retroactive effect to the reverse stock split.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

        If stockholders approve the proposal and the Board decides to implement a reverse stock split, we will file with the Secretary of State of the State of Delaware a certificate of amendment to our Restated Certificate of Incorporation. A reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the certificate of amendment, which we refer to as the "effective time" and "effective date," respectively. Beginning at the effective time, each certificate representing shares of common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split. The text of the certificate of amendment would be in substantially the form attached hereto as Annex 2, except that the text of the form may be altered for any changes required by the Secretary of State of the State of Delaware and changes deemed necessary or advisable by the Board, including the insertion of the effective time, effective date, number of authorized shares and the reverse stock split ratio selected by Board.

        Upon a reverse stock split, we intend to treat stockholders holding our common stock in "street name," through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect a reverse stock split for their beneficial holders holding our common stock in "street name." However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing a reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

        Following any reverse stock split, stockholders holding physical certificates would need to exchange those certificates. As we are now fully participating in the direct registration system, you will not receive a replacement physical certificate. Instead you will receive a written confirmation from our transfer agent Wells Fargo Shareowner Services indicating the number of shares you own after the effect of the reverse stock split and a cash payment in lieu of any fractional shares. Our common stock would also receive a new CUSIP number.

        If a reverse stock split is implemented, Wells Fargo Shareowner Services, our transfer agent, will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new written confirmations will be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to Wells Fargo. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

 No Appraisal Rights

        Stockholders do not have appraisal rights under the Delaware General Corporation Law or under our Restated Certificate of Incorporation in connection with the reverse stock split.

Reservation of Right to Abandon Reverse Stock Split

        We reserve the right to abandon a reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of State of the State of Delaware of the certificate of amendment to our Restated Certificate of Incorporation, even if the authority to effect a reverse stock split has been approved by our stockholders at the Annual Meeting. By voting in favor of a reverse stock split, you are expressly also authorizing the Board to determine not to proceed with, and abandon, a reverse stock split if it should so decide.

Certain Federal Income Tax Consequences

        The following is a summary of the material U.S. federal income tax consequences of a reverse stock split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service and other applicable authorities on the date of this Proxy Statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Further, it does not address any state, local or foreign income or other tax consequences. This summary also assumes that the shares of common stock held immediately prior to the effective time of the reverse stock split (the "old shares") were, and the new shares received will be, held as a "capital asset," as defined in the Internal Revenue Code (generally, property held for investment).

        Subject to the discussion below concerning the treatment of the receipt of cash payments instead of fractional shares, we believe that the material U.S. federal income tax consequences of a reverse stock split would be as follows:

  •
  Level 3 will not recognize any gain or loss as a result of the reverse stock split.

  •
  You will not recognize any gain or loss as a result of the reverse stock split, except with respect to cash received instead of fractional shares.

  •
  The aggregate adjusted basis of the shares of each class of our common stock you hold following the reverse stock split will be equal to your aggregate adjusted basis immediately prior to the reverse stock split, reduced by any tax basis attributable to a fractional share.

  •
  Your holding period for the common stock you continue to hold after the reverse stock split will include your holding period for the common stock you held immediately prior to the reverse stock split.

        In general, if you receive cash instead of a fractional share of our common stock, you will recognize capital gain or loss based on the difference between the amount of cash received and your adjusted basis in the fractional share. The capital gain or loss will constitute long-term capital gain or loss if your holding period for our common stock is greater than one year as of the date of the reverse stock split. The deductibility of capital losses is subject to limitations.

        Our beliefs regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential tax consequences to you of the reverse stock split.

        Please note that the approval of this proposal does not require the approval of the COMMON STOCK PROPOSAL that is described in this Proxy Statement.

Vote Required

        Article XIII of our Restated Certificate of Incorporation provides that the affirmative vote of stockholders holding at least a majority of the outstanding shares of our common stock is required for approval of this proposal.

        The Board has unanimously adopted a resolution seeking stockholder approval of, and recommends that you vote FOR, this proposal.

 COMMON STOCK PROPOSAL

        We are asking stockholders to approve a proposal to amend our Restated Certificate of Incorporation. The adoption of the proposal to amend our Restated Certificate of Incorporation would increase the number of authorized shares of our common stock in our Restated Certificate of Incorporation by 250 million from 2.25 billion to 2.5 billion.

        As of March 27, 2009, XXXXXXXX of our shares of common stock were issued and outstanding and approximately 621 million shares were reserved for issuance pursuant to outstanding convertible debt obligations, employee benefit plans, and other equity linked securities leaving approximately one (1) million shares of our common stock currently unreserved and available for future use.

        The Board believes that the increase in the number of authorized shares of our common stock will provide flexibility in connection with future activities, including:

  •
  financings;

  •
  investment opportunities;

  •
  acquisitions of other companies;

  •
  stock dividends or splits;

  •
  employee benefit plans; and

  •
  other corporate purposes that the Board deems advisable.

        Although we have announced the possibility of our issuing shares of common stock from time-to-time for corporate acquisitions and our management continues to evaluate possible acquisition transactions in which we may use our shares of common stock as consideration, as of the date of this Proxy Statement, we have no agreement or understanding with respect to issuing any of the additional shares of authorized common stock and have no present intention to enter into such an agreement or understanding. In addition, there can be no assurance that any such issuance for acquisition transactions or issuance for other purposes will be made, or, if made, as to the timing, type, or size of any issuance. Our authorized but unissued common stock, including the increased number of shares of our common stock if this proposal is approved by the stockholders and made effective, may be issued from time to time as determined by the Board without further stockholder action, except as may be required in certain cases by law or the rules of the NASDAQ Stock Market.

        Accordingly, we would be in a position to use our capital stock to take advantage of market conditions and opportunities without the delay and expense associated with the holding of a special meeting of stockholders. Although we may, based upon our review of prevailing market conditions, issue and sell shares of our common stock in the public markets, currently there is no agreement, arrangement or understanding relating to an issuance and sale by us of our common stock in the public markets. We have, however, an effective registration statement, which allows for us to sell, from time to time, our securities, including our common stock.

        A stockholder vote against the proposed increase in the number of authorized shares of our common stock would have the effect of limiting our use of common stock.

        Our stockholders do not have preemptive rights, which means they do not have the right to purchase shares in any future issuance of common stock in order to maintain their proportionate equity interests in Level 3. Although the Board will authorize the further issuance of our common stock only when it considers such issuance to be in the best interests of Level 3, stockholders should recognize that any such issuance of additional stock may have the effect of diluting the earnings (loss) per share and book value per share of outstanding shares of our common stock and the equity and voting rights of holders of shares of our common stock.

        You will not realize any dilution in your percentage ownership or your voting rights as a result of increasing our authorized common stock. Issuances of additional shares of our common stock in the future, however, will dilute your percentage ownership and the voting power of the outstanding shares of our common stock. In addition, the issuance of additional shares of our common stock (or even the potential issue) may have a depressive effect on the market price of our common stock.

        The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change of control of Level 3 without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions that could make a change of control of Level 3 less likely. The additional authorized shares could be used to discourage persons from attempting to gain control of Level 3, by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in a potential takeover scenario. However, this proposal is not made in response to any effort of which we are aware to accumulate our stock or to obtain control of us, nor do we have a present intent to use the additional shares of authorized common stock to oppose a hostile takeover attempt or to delay or prevent changes in control of management.

        The text of the certificate of amendment would be in substantially the form attached hereto as Annex 3, except that the text of the form may be altered for any changes required by the Secretary of State of the State of Delaware and changes deemed necessary or advisable by the Board, including the insertion of the effective time and effective date selected by Board.

        Please note that the approval of this proposal does not require the approval of the REVERSE STOCK SPLIT PROPOSAL that is described in this Proxy Statement. If the REVERSE STOCK SPLIT PROPOSAL is approved and the Board determines to implement the reverse stock split prior to or simultaneously with the implementation of the COMMON STOCK PROPOSAL, the number of additional authorized shares of common stock would be decreased proportionately by the ratio chosen by the Board for the reverse stock split.

Vote Required

        Article XIII of our Restated Certificate of Incorporation provides that the affirmative vote of stockholders holding at least a majority of the outstanding shares of our common stock is required for approval of this proposal.

        The Board has unanimously adopted a resolution seeking stockholder approval of, and recommends that you vote FOR, this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of March 14, 2009, by Level 3's directors, the Named Executive Officers, and the directors and executive officers as a group, and each person known by the company to beneficially own more than five percent of our outstanding common stock.

Name	Number of Shares of Common Stock	Percent of Common Stock Beneficially Owned(%)
James Q. Crowe(1)	7,883,786	*
Sunit S. Patel(2)	842,281	*
Charles C. Miller, III(3)	848,041	*
Thomas C. Stortz(4)	1,156,485	*
Eric J. Mortensen(5)	359,653	*
John Neil Hobbs(6)	620,266	*
Kevin J. O'Hara(7)	2,140,443	*
Walter Scott, Jr.(8)	47,369,497	2.9
R. Douglas Bradbury	856,506	*
Douglas C. Eby	129,440	*
James O. Ellis, Jr.	276,632	*
Richard R. Jaros	1,554,480	*
Robert E. Julian(9)	5,602,622	*
Michael J. Mahoney	199,841	*
Arun Netravali	315,836	*
John T. Reed(10)	578,365	*
Michael B. Yanney(11)	393,305	*
Albert C. Yates	307,732	*
Directors and Executive Officers as a Group (19 persons)(12)	71,435,211	4.3
Southeastern Asset Management, Inc.(13)	500,713,472	30.0
Fairfax Financial Holdings(14)	224,369,123	13.2
Odyssey America Reinsurance Corporation(14)	84,324,156	5.1
FMR LLC and Edward C. Johnson 3d(15)	81,973,556	5.0

*
Less than 1%.

(1)
Includes 520,000 shares of our common stock held by The Cherry Creek Trust, of which Mr. Crowe is the sole beneficiary and 77,943 restricted stock units, the restrictions on which will lapse within 60 days of March 14, 2009.

(2)
Includes 15,000 shares of our common stock held in an individual retirement account by Mr. Patel and 190,165 restricted stock units, the restrictions on which will lapse within 60 days of March 14, 2009.

(3)
Includes 84,438 restricted stock units, the restrictions on which will lapse within 60 days of March 14, 2009.

(4)
Includes 209,475 restricted stock units, the restrictions on which will lapse within 60 days of March 14, 2009.

(5)
Includes 45,133 restricted stock units, the restrictions on which will lapse within 60 days of March 14, 2009.

(6)
Mr. Hobbs' employment with us terminated on December 31, 2008. Information presented is as of December 31, 2008, and includes all RSUs the restrictions on which lapsed pursuant to the terms of his separation and general release agreement. For more information on Mr. Hobbs' severance arrangements, please see the Summary Compensation Table—John Neil Hobbs Termination Arrangements, above.

(7)
Mr. O'Hara's employment with us terminated on March 10, 2008. Information presented is as of March 10, 2008, and includes all RSUs the restrictions on which lapsed pursuant to the terms of his separation and general release agreement. For more information on Mr. O'Hara's severance arrangements, please see the Summary Compensation Table—Kevin J. O'Hara Termination Arrangements, above. Includes 46,000 shares held by the Kevin J. O'Hara Family LTD Partnership.

(8)
Includes 99,700 shares of our common stock held by the Suzanne Scott Irrevocable Trust as to which Mr. Scott shares voting and investment powers, 16,316,668 shares of our common stock issuable upon conversion of $29,370,000 in principal amount of our 15% Convertible Senior Notes due 2013 (the "15% Notes") that Mr. Scott holds directly, 1,777,778 shares issuable upon conversion of $3,200,000 in principal amount of our 15% Notes that Mr. Scott holds indirectly through a charitable remainder trust, 1,175,556 shares issuable upon conversion of $2,116,000 in principal amount of our 15% Notes that Mr. Scott holds indirectly through the Suzanne and Walter Scott Charitable Remainder Trust, 1,272,222 shares issuable upon conversion of $2,290,000 in principal amount of our 15% Notes that Mr. Scott holds indirectly through the WS Charitable Remainder Unitrust II and 400,975 shares of our common stock held indirectly by Mr. Scott.

(9)
Includes 1,000,000 shares of our common stock held by Julian Properties, LP, of which Mr. Julian is the sole general partner, 3,049,000 shares of our common stock held by a trust of which Mr. Julian is the trustee, 472,222 shares of our common stock issuable upon conversion of $850,000 in principal amount of our 15% Convertible Senior Notes due 2013 (the "15% Notes"), 438,889 shares of our common stock issuable upon conversion of $790,000 in principal amount of our 15% Notes that Mr. Julian holds indirectly through a trust of which Mr. Julian is the trustee and 544,444 shares of our common stock issuable upon conversion of $980,000 in principal amount of our 15% Notes that Mr. Julian holds indirectly through Julian Properties.

(10)
Includes 100,000 shares of our common stock held in Mr. Reed's individual retirement account and 100,000 shares of our common stock held by Reed Partners, LLC, of which Mr. Reed and his spouse hold an aggregate 10% membership interest.

(11)
Includes 34,440 shares of our common stock held in Mr. Yanney's individual retirement account, 53,500 shares of our common stock held in a retirement trust on behalf of Mr. Yanney's spouse and 40,000 shares of our common stock held by The Burlington Capital Group, LLC, of which Mr. Yanney and his spouse own approximately 47% of the outstanding membership interests. The Burlington Capital Group, LLC has pledged all of its marketable securities, including the 40,000 shares of our common stock, to secure a line of credit from a commercial bank.

(12)
Includes 607,154 shares of our common stock issuable upon the lapse of restrictions on restricted stock units within 60 days of March 14, 2009. Also includes 21,997,779 shares issuable upon conversion of our 15% Convertible Senior Notes due 2013.

(13)
Address for Southeastern Asset Management, Inc., Longleaf Partners Fund and Mr. O. Mason Hawkins is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119. The following information is based solely on Southeastern Asset Management, Inc.'s Schedule 13G filed with the SEC on February 6, 2009. Percentage of our outstanding common stock is as reported in their Schedule 13G.

Information presented is presented by Southeastern Asset Management, Inc. as a registered investment adviser. All of the securities reported by Southeastern Asset Management are owned legally by Southeastern Asset Management, Inc.'s investment advisory clients and none are owned directly or indirectly by Southeastern Asset Management, Inc. Includes 209,484,398 shares of our common stock (12.6%) beneficially owned by Longleaf Partners Fund, a series of Longleaf Partners Fund Trust, of which Southeastern Asset Management, Inc. shares voting and dispositive power. Southeastern Asset Management, Inc. exercises sole dispositive power with respect to 238,741,074 shares of our common stock beneficially owned by discretionary managed accounts, 261,935,398 shares of our common stock beneficially owned by discretionary managed accounts for which Southeastern Asset Management has shared dispositive power and 37,000 shares of our common stock beneficially owned by discretionary managed accounts for which Southeastern Asset Management has no dispositive power. Also includes 193,641,427 shares of our common stock held by discretionary managed accounts for which Southeastern Asset Management, Inc. has sole voting power, 261,935,398 shares of our common stock held by discretionary managed accounts for which Southeastern Asset Management, Inc. has shared voting power and 45,136,647 shares of our common stock held by discretionary managed accounts for which Southeastern Asset Management, Inc. has no voting power.

  The 261,935,398 shares of our common stock beneficially owned by discretionary managed accounts for which Southeastern Asset Management has shared dispositive power includes 55,886,644 shares issuable upon conversion of convertible notes held by these accounts.

  Mr. O Mason Hawkins, Chairman of the Board and C.E.O. of Southeastern Asset Management, Inc., may be deemed to beneficially own the Level 3 common stock held by Southeastern Asset Management, Inc. Mr. Hawkins disclaims beneficial ownership of such common stock.

(14)
The following information is based solely on Fairfax Financial Holdings Limited's Schedule 13G filed with the SEC on February 17, 2009. Percentage of our outstanding common stock is as reported in their Schedule 13G. The information provided is for Fairfax Financial Holdings Limited ("Fairfax"), a corporation incorporated under the laws of Canada includes information for V. Prem Watsa, an individual; 1109519 Ontario Limited ("1109519"), a corporation incorporated under the laws of Ontario; The Sixty Two Investment Company Limited ("Sixty Two"), a corporation incorporated under the laws of British Columbia; 810679 Ontario Limited ("810679"), a corporation incorporated under the laws of Ontario; Odyssey Re Holdings Corp. ("OdysseyRe"), a corporation incorporated under the laws of Delaware; and Odyssey America Reinsurance Corporation ("Odyssey America"), a corporation incorporated under the laws of Connecticut. The business addresses for Fairfax, Mr. Watsa, 1109519 and 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7; the business address for Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia V6C 3L3; the business address for OdysseyRe is 300 First Stamford Place, Stamford, Connecticut 06902 and the business address for Odyssey America is 300 First Stamford Place, Stamford, Connecticut 06902.

Fairfax, Mr. Watsa, 1109519, 810679 and Sixty Two share voting and dispositive power with respect to 224,369,123 shares of our common stock, and Odyssey America and OdysseyRe share voting and dispositive power with respect to 84,324,156 shares of our common stock.

Certain of the shares of common stock beneficially owned are held by subsidiaries of Fairfax and by the pension plans of certain subsidiaries of Fairfax, and certain of the convertible debt securities that are convertible into shares of our common stock beneficially owned are held by subsidiaries of Fairfax, which subsidiaries and pension plans have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. No such interest of a subsidiary or pension plan relates to more than 5% of the class of our common stock.

Shares of our common stock reported as beneficially owned include shares of our common stock issuable upon conversion of certain convertible debt securities.

  Neither the filing of the Schedule 13G nor the information contained therein shall be deemed to constitute an affirmation by Mr. Watsa, 1109519, Sixty Two, 810679, Fairfax, OdysseyRe or Odyssey America that such person is the beneficial owner of the shares referred to therein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(15)
Address for FMR Corp. and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109. The following information is based solely on FMR Corp.'s Schedule 13G filed with the SEC on February 17, 2009. Percentage of our outstanding common stock is as reported in their Schedule 13G.

Information presented is presented by FMR LLC ("FMR") as a holding company for its subsidiaries. Edward C. Johnson 3d and FMR, through their control of various subsidiaries, each has sole power to dispose of 80,195,320 shares of our common stock. Fidelity Management & Research Company, a wholly owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 80,195,320 shares of our common stock as a result of acting as investment adviser to various investment companies. Also includes 17,799 shares of our common stock resulting from the assumed conversion of $2,400,000 principal amount of our 6% Convertible Subordinated Notes due 2010, 15,085,340 shares of our common stock resulting from the assumed conversion of $60,100,000 principal amount of our 5.25% Convertible Senior Notes due 2011 and 7,238,095 shares of our common stock resulting from the assumed conversion of $39,520,000 principal amount of our 3.5% Convertible Senior Notes due 2012.

Pyramis Global Advisors Trust Company ("PGATC"), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,000,741 shares or 0.061% of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. The number of shares includes 741 shares of our common stock resulting from the assumed conversion of $100,000 principal amount of our 6% Convertible Subordinated Notes due 2010. Edward C. Johnson 3d and FMR, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 1,000,741 shares and sole power to vote or to direct the voting of 1,000,741 shares of our common stock owned by the institutional accounts managed by PGATC as reported above.

FIL Limited ("FIL"), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 759,200 shares of our common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.

OTHER MATTERS

        It is not anticipated that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in the proxy.

FUTURE STOCKHOLDER PROPOSALS

        A stockholder who would like to have a proposal considered for inclusion in our 2010 Proxy Statement must submit the proposal so that it is received by us no later than December 10, 2009. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

        If a stockholder does not submit a proposal for inclusion in our 2010 Proxy Statement, but instead wishes to present it directly at the 2010 Annual Meeting of Stockholders, our By-laws require that the stockholder notify us in writing on or before March 20, 2010, but no earlier than February 18, 2010, for the proposal to be included in our proxy material relating to that meeting. Proposals received after March 20, 2010 will not be voted on at the 2010 Annual Meeting. In addition, such proposal must also include a brief description of the business to be brought before the 2010 Annual Meeting, the stockholder's name and record address, the number of shares of our common stock that are owned beneficially or of record by such stockholder, a description of any arrangements or understandings between the stockholder and any other person in connection with such proposal and any material interest of such stockholder in such proposal, and a representation that the stockholder intends to appear in person or by proxy at the 2010 Annual Meeting. If the stockholder wishes to nominate one or more persons for election as a director, such stockholder's notice must comply with additional provisions as set forth in our By-laws, including certain information with respect to the persons nominated for election as directors and any information relating to the stockholder that would be required to be disclosed in a Proxy Statement filing. Any such proposals should be directed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

Annex 1

AUDIT COMMITTEE REPORT

To the Board of Directors

        The Audit Committee reviews Level 3 Communications, Inc.'s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The company's registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. We have reviewed and discussed with management the company's audited financial statements as of and for the year ended December 31, 2008.

        The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, the company's registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the company's financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Securities Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

        During the course of fiscal 2008, management completed the documentation, testing and evaluation of the company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and KPMG LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with and the Audit Committee reviewed a report on the effectiveness of the company's internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the company's Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission, as well as KPMG LLP's Report of Independent Registered Public Accounting Firm included in the company's Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in fiscal 2009.

        The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Rule 3526, Communications with Audit Committees Concerning Independence, by the Professional Standards of the Public Company Accounting Oversight Board (United States), and has discussed with the auditors the auditors' independence

        Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the financial statements referred to above be included in the company's annual report on Form 10-K for the year ended December 31, 2008.

A-1-1

        The Audit Committee has also considered whether the provision of services by KPMG LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the company's Forms 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 is compatible with maintaining KPMG LLP's independence.

        The following table presents fees (excluding expenses) for professional audit services rendered by KPMG LLP for the audit of the Level 3 annual financial statements for the years ended December 31, 2008, and 2007 and fees billed for other services rendered by KPMG LLP during those periods, which have been approved by the Audit Committee.

	2008	2007
Audit Fees(1)	$3,846,000	$3,646,000
Audit-Related Fees(2)	286,000	447,000
Tax Fees(3)	18,000	55,000
All Other Fees	0	0

Total Fees	$4,150,000	$4,148,000

    (1)
    Audit fees consisted principally of fees for the audit of financial statements, including statutory audits of foreign subsidiaries, audit of controls over financial reporting and fees relating to comfort letters and registration statements.

    (2)
    Audit related fees consisted principally of fees for audits of employee benefit plans, agreed-upon procedures reports and due diligence activities.

    (3)
    Tax fees consisted principally of fees for tax consultation and tax compliance activities.

The Audit Committee:
John T. Reed, Chairman	Douglas C. Eby	Robert E. Julian

For the year ended December 31, 2008

A-1-2

Annex 2

PROPOSED TEXT OF AMENDMENT
of
RESTATED CERTIFICATE OF INCORPORATION
of
LEVEL 3 COMMUNICATIONS, INC.

        ARTICLE IV of the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on May 22, 2008, is hereby amended in its entirety to read as follows:

"ARTICLE IV
AUTHORIZED CAPITAL STOCK

        The total number of shares of capital stock which the Corporation shall have the authority to issue is 2,260,000,000(†) shares, consisting of 2,250,000,000(†) shares of Common Stock, par value $.01 per share (the "Common Stock") and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock")."

(†)
NOTE:    The number of shares authorized will be proportionately adjusted based on the reverse stock split ratio selected by the Board of Directors when effecting the reverse stock split. The foregoing will be modified to describe the filing of a certificate of amendment to the restated certificate of incorporation should our stockholders approve the proposal to increase the number of authorized shares of common stock at the 2009 Annual Meeting and the Board determines to implement the reverse stock split after the effective date of that certificate of amendment.

        ARTICLE V of the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on May 22, 2008 is hereby amended by adding a new Section D to read as follows:

        "D. Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Amendment Effective Time"), every [five (5), ten (10), fifteen (15) or twenty (20) shares] of the Corporation's Common Stock (the "Old Common Stock"), issued and outstanding immediately prior to the Amendment Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.01 per share, of the Corporation (the "New Common Stock").

        Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to [NAME OF THIRD PARTY], as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by that agent as soon as practicable after the Amendment Effective Time on the basis of prevailing market prices of the New Common Stock on the NASDAQ Stock Market at the time of sale. After such sale and upon the surrender of the stockholders' stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

        Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New

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Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph."

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Annex 3

PROPOSED CERTIFICATE OF AMENDMENT
of
RESTATED CERTIFICATE OF INCORPORATION
of
LEVEL 3 COMMUNICATIONS, INC.

        ARTICLE IV of the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on May 22, 2008, is hereby amended in its entirety to read as follows(1):

"ARTICLE IV
AUTHORIZED CAPITAL STOCK

        The total number of shares of capital stock which the Corporation shall have the authority to issue is 2,510,000,000(2) shares, consisting of 2,500,000,000(2) shares of Common Stock, par value $.01 per share (the "Common Stock") and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock")."

(1)
NOTE:    The foregoing will be modified to describe the filing of a certificate of amendment to the restated certificate of incorporation should our stockholders approve the proposal to authorize a reverse stock split at the 2009 Annual Meeting and the Board determines to implement the reverse stock split prior to the effective date of this certificate of amendment.

(2)
NOTE:    The number of shares authorized will be modified to describe the results of the filing of a certificate of amendment to the restated certificate of incorporation should our stockholders approve the proposal to authorize a reverse stock split at the 2009 Annual Meeting and the Board determines to implement the reverse stock split prior to the effective date of this certificate of amendment. In that case, the number of authorized shares will be decreased proportionately by the ratio for the reverse stock split.

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LEVEL 3 COMMUNICATIONS, INC.

Tuesday, May 19, 2009
8:00 a.m.

Headquarters of Level 3 Communications, Inc.
1025 Eldorado Boulevard
Broomfield,CO 80021

Level 3 Communications, Inc. 1025 Eldorado Boulevard Broomfield, CO 80021	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2009.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

By signing the proxy, you revoke all prior proxies and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements as described in the Notice of Annual Meeting and Proxy Statement dated                                     , receipt of which is hereby acknowledged.

The proxies will vote as the Board of Directors recommends where a choice is not specified.

The undersigned, as a participant in the Level 3 Communications, Inc. 401(k) Plan ("the Plan"), hereby directs Wells Fargo Bank, N.A. as Trustee for the Plan, to vote all shares of common stock of Level 3 Communications, Inc. allocated to my account in the Plan as of March 27, 2009. I understand that I am to mail this proxy card to Wells Fargo Shareowner Services, acting as tabulation agent, or vote by phone or by using the Internet as described on the reverse side of this card, and that my instructions must be received by Wells Fargo Shareowner Services no later than midnight on May 15, 2009. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account in the Level 3 Communications, Inc. 401(k) Plan will be voted in accordance with the terms of the Plan document and any other shares will not be voted.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

[Computer Icon]	[Phone Icon]	[Mail Icon]
INTERNET	PHONE	MAIL
www.eproxy.com/lvlt	1-800-560-1965
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 18, 2009.	Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 18, 2009.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

Address Change? Mark Box to the right and Indicate changes below: ☐

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1.	Election of	01	Walter Scott, Jr.	06	Richard R. Jaros	10	Arun Netravali	☐	Vote FOR	☐	Vote WITHHELD
	directors:	02	James Q. Crowe	07	Robert E. Julian	11	John T. Reed		all nominees		from all nominees
		03	R. Douglas Bradbury	08	Michael J. Mahoney	12	Michael B. Yanney		(except as marked)
		04	Douglas C. Eby	09	Charles C. Miller, III	13	Albert C. Yates
		05	James O. Ellis, Jr.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	To approve the granting to the Level 3 Board of Directors of discretionary authority to amend our Restated Certificate of Incorporation to effect a reverse stock split at one of four ratios.	☐	For	☐	Against	☐	Abstain
3.
	To approve an amendment to our Restated Certificate of Incorporation increasing the number of authorized shares of our common stock, par value $.01 per share, by 250 million from 2.25 billion to 2.5 billion.	☐	For	☐	Against	☐	Abstain
4.	To authorize the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.